Filed pursuant to Rule 424(b)(3)
Commission File No. 333-135376

PROSPECTUS

12,831,227 Shares

PIEDMONT MINING COMPANY, INC.

Common Stock

__________________________

This Prospectus relates to the sale of up to 8,137,560 shares of our common stock, no par value, (“Common Stock”) by the Selling Stockholders listed under “Selling Stockholders” on page 14. This Prospectus also covers the sale of 4,693,667 shares of our Common Stock by the Selling Stockholders upon the exercise of outstanding warrants. We will not receive any proceeds from the resale of any Common Stock by the Selling Stockholders. We will receive gross proceeds of $1,104,525 if all the warrants are exercised for cash by the Selling Stockholders, subject to adjustment to the exercise price, as set forth in the warrant.

Our Common Stock is not traded on any national securities exchange or on a NASDAQ Stock Market. Our Common Stock trades on the Pink Sheets’ Electronic Quotation System, under the symbol “PIED” or “PIED.PK.” On September 13, 2006, the last reported sale price for our Common Stock was $0.175. There is no public market for the warrants.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares: (1) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (2) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (3) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (4) an exchange distribution in accordance with the rules of the applicable exchange; (5) privately negotiated transactions; (6) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the SEC; (7) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (8) broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

__________________________

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

__________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________________________

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The date of this Prospectus is September 20, 2006.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	5
Risks Associated With Our Business	5
Risks Associated With Our Industry	10
Risks Associated With Our Common Stock	12
USE OF PROCEEDS	13
DILUTION	13
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	15
LEGAL PROCEEDINGS	17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF SECURITIES	22
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	23
DESCRIPTION OF BUSINESS	23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
DESCRIPTION OF PROPERTY	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS	38
EXECUTIVE COMPENSATION	39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	41
LEGAL MATTERS	41
EXPERTS	41
REGISTRAR AND TRANSFER AGENT	41
WHERE YOU CAN FIND MORE INFORMATION	41
FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus.

Our Business

We are a North Carolina corporation formed in 1983. From our inception until mid-1992, we were engaged in the exploration for, and production of, gold and other precious metals and the evaluation of gold properties in North and South Carolina. From 1983 we were engaged in exploration and from early 1985 until May 1992, we were also engaged in the mining and production of gold and silver at our Haile Mine Property near Kershaw, South Carolina. In May 1992, we entered into a joint venture at our Haile Mine Property with AMAX Gold, Inc. (“AGI”). Operations ceased at the Haile Mine Property in 1994 and litigation commenced between us and AGI in 1995. This litigation was settled in March 1999. We did not again become engaged in exploration activities until 2004, when we relocated our principal place of business to Reno, Nevada. Since October 2003, we have been an exploration stage company engaged in the acquisition and exploration of mineral properties. We have now entered into option and earn-in agreements on six (6) different exploration properties in the state of Nevada and may opt to acquire one, some or all of the properties that we currently lease pursuant to option agreements. Our plan is to conduct exploration for gold and silver at all these properties to assess whether they possess economic deposits of gold and/or silver which can be recovered at a profit. We do not intend to build an exploration staff but rather to joint venture our projects with competent exploration groups who can manage the exploration activities with our funding.

We have not earned any revenues since 1992. We do not anticipate earning any revenues until such time as we enter into commercial production on one or more of the mineral properties we lease. We are presently in the exploration stage of our business and we can provide no assurances that we will discover commercially exploitable mineral resources on our leased properties or, if such deposits were discovered, that we would be able to bring them into production. We intend to concentrate our exploration efforts in the state of Nevada.

Our principal office is located at 18124 Wedge Parkway, Suite 214, Reno, Nevada 89511. Our website is at http://www.piedmontmining.com.

We have two wholly owned subsidiaries, NetColony, LLC, a Nevada limited liability company and Piedmont Gold Company, Inc., a North Carolina corporation. We have no other subsidiaries. As used in this Prospectus, the terms “we”, “us” and “our” mean Piedmont Mining Company, Inc. and its subsidiaries, taken as a whole.

On April 25, 2006 and May 8, 2006, we completed a round of private placements in the aggregate amount of $1,106,750. In connection with this round of private placements, we granted a two (2) year Common Stock Purchase Warrant to purchase 737,833 shares of our Common Stock at $0.15 per share to IBK Capital Corp., who acted as the placement agent for this round of private placements. Funds received from these private placements will be used to pursue our exploration programs in Nevada as well as for working capital purposes. Pursuant to the terms of these private placements, we agreed to register the shares of Common Stock issued thereunder and the shares of Common Stock issuable upon the exercise of the warrants.

1

The Offering

Common Stock outstanding as of September 13, 2006	53,606,517
Common Stock offered by the Selling Stockholders not underlying the Warrants	8,137,560
Common Stock offered by the Selling Stockholders upon exercise of all the Warrants	4,693,667
Common Stock outstanding as of September 13, 2006 assuming no Warrants are exercised	53,606,517
Common Stock outstanding after the offering assuming all the Selling Stockholders’ Warrants are exercised	58,300,184
Use of Proceeds

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. Proceeds we may receive from the exercise of warrants will be used for working capital and to further our exploration programs.

Pink Sheets symbol	PIED or PIED.PK

2

Summary of Financial Information

The following table sets forth certain summary financial data. The statements of operations data for the fiscal years ended December 31, 2004 and December 31, 2005 have been derived from our audited consolidated financial statements, which are included elsewhere in this Prospectus. The balance sheet data as of December 31, 2005 and December 31, 2004 have been derived from our audited consolidated financial statements, which are included elsewhere in this Prospectus. The financial information for the six months ended June 30, 2005 (unaudited) and June 30, 2006 (unaudited) are included elsewhere in this Prospectus. The December 31, 2004, December 31, 2005, June 30, 2005 and June 30, 2006 financial statements include all adjustments, which in the opinion of management are necessary in order to make the financial statements not misleading. Information relating to restatements of financial information can be found on pages F-19, F-36 and F-52.

Consolidated Statements of Operations Data:	For the years ended		For the six months ended (unaudited)
	December 31, 2005 As Restated	December 31, 2004 As Restated	June 30, 2006 As Restated	June 30, 2005 As Restated
Operating expenses
General and administrative	$ 82,304	$ 34,470	$ 163,784	$ 32,796
Compensation, professional, legal and accounting	116,262	74,225	149,121	51,780
Depreciation expense	1,000	15,979	500	500
Research and development	28,222	28,993	8,568	16,291
Exploration, geological and geophysical costs	214,057	-	372,474	32,942
Loss from operations	(441,845)	(153,667)	(694,447)	(134,309)

Other income (expense)
Interest income	22	10	3,548	22
Interest expense	(21,066)	(8,782)	(2,493)	(11,700)
Other income	-	-	219	3,169
Gain on sale of historic gold bar and mineral rights	-	-	-	-
Loss on legal and note receivable settlements	-	-	-	-
Total other income (expense), net	(21,044)	(8,772)	1,274	(8,509)

Net Loss	$ (462,889)	$ (162,439)	$ (693,173)	$ (142,818)

Earnings (loss) per share
Basic	$ (0.012)	$ (0.004)	$ (0.014)	$ (0.004)
Diluted	$ (0.012)	$ (0.004)	$ (0.013)	$ (0.003)

3

Balance Sheet Data:	For the years ended		For the six months ended
	December 31, 2005 As Restated	December 31, 2004 As Restated	June 30, 2006 (unaudited) As Restated
Cash and cash equivalents	$ 400	$ 1,041	$ 644,798
Total Assets	$ 98,126	$ 24,621	$ 772,406
Total Current Liabilities	$ 479,350	$ 428,493	$ 360,377
Total Stockholders’ Equity (Deficit)	$ (381,224)	$ (403,872)	$ 412,029
Total Liabilities and Stockholders’ Equity (Deficit)	$ 98,126	$ 24,621	$ 772,406

4

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements. We wish to caution readers to consider the important factors, among others, that in some cases have affected, and in the future could affect, our actual results and could cause actual consolidated results for future fiscal years to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These factors include without limitation, our ability to obtain capital and other financing in the amounts and at the times needed, identification of suitable exploration properties for acquisition, the successful discovery of gold, silver or other precious metals in quantities economically feasible for profitable production, changes in gold and silver prices, changes in the political climate for gold and silver exploration, and other risk factors listed from time to time in our Securities and Exchange Commission reports, including in particular the factors and discussions below under the heading “Risk Factors”.

The risks described below are the ones we believe are most important for you to consider, but these risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results and/or financial condition could suffer and the market price of our Common Stock and the value of your investment could decline.

RISK FACTORS

Investment in our Common Stock involves risk. You should carefully consider the risks described below before deciding to invest. Our business, financial condition and results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. The market price of our Common Stock could also decline due to any of these risks, in which case you could lose part or all of your investment. In assessing these risks, you should also refer to the other information included in this Prospectus, including our consolidated financial statements and the accompanying notes. This discussion contains forward-looking statements.

RISKS ASSOCIATED WITH OUR BUSINESS

We have experienced losses since fiscal year ended December 31, 1992, and we expect losses to continue for the foreseeable future.

We have not had any revenues or profits since 1992. We incurred operating losses of $462,889 and $162,439 in the years ended December 31, 2005 and 2004, respectively, and we incurred an operating loss of $693,173 during the six months period ended June 30, 2006. We had an accumulated deficit of $13,573,270 and a net operating loss carry-forward of $12,311,059 at December 31, 2005, and we had an accumulated deficit of $14,266,443 at June 30, 2006. We had a working capital deficit of $458,391 at December 31, 2005 and working capital of $289,072 at June 30, 2006. Revenues are not normally generated during exploration. We do not anticipate generating revenues from exploration or production in the foreseeable future. Profitability will require the successful development of one or more of our leased properties or the joint venture or outright sale of one or more of our option rights to acquire an interest in the properties that we currently lease. We may not be able to successfully commercialize any of our mineral properties and thereby become profitable.

5

There is substantial doubt about our ability to continue as a going concern due to significant recurring losses from our operations, our accumulated deficit and our working capital deficit, all of which means that we may need to obtain additional funding in order to continue operations.

Our independent auditors have added an explanatory paragraph in their opinion issued in connection with our financial statements for the years ended December 31, 2005 and 2004 with respect to their substantial doubt about our ability to continue as a going concern. As discussed in Note 2 to our financial statements for the fiscal year ended December 31, 2005, we have been generating significant losses from our operations. Since our incorporation in July 1983, we have amassed an accumulated deficit of $13,573,270 and a net operating loss carry-forward of $12,311,059 as of December 31, 2005. We also had a working capital deficit of $458,391 as of December 31, 2005, which raises substantial doubt about our ability to continue as a going concern. Our plans in regard to these matters are also described in Note 2 to our financial statements for the fiscal year ended December 31, 2005. Our ability to continue operations will be determined by our ability to obtain additional funding and commence successful operations on one or more of our leased properties, or sell one or more of our option rights to acquire an interest in the properties that we currently lease, or sell our company. Our financial statements do not include any adjustments that might result from the outcome any of these uncertainties.

We may fail to secure additional financing to meet our future capital needs.

We anticipate needing significant additional capital to conduct our planned exploration activities on all of our leased properties. We may also need capital more rapidly than currently anticipated and/or we may incur higher than expected exploration expenses. We may fail to secure additional debt or equity financing on terms acceptable to us, or at all, at times when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced and the securities that we issue may have rights, preferences or privileges senior to those of the current holders of our Common Stock. Such securities may also be issued at a discount to the market price of our Common Stock, resulting in further dilution to our existing stockholders. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility. Our inability to raise additional funds on a timely basis could make it difficult for us to achieve our business objectives and could have a negative impact on our business, financial condition, results of operations and the value of our Common Stock.

We do not have sufficient funds to complete all of our proposed mineral exploration programs, and as a result we may have to suspend operations on some of them.

Our mineral exploration programs are limited and restricted by the amount of working capital that we have and are able to raise from financings. We do not have sufficient funds to complete all of our proposed mineral exploration programs at present. As a result, unless we raise additional funds, we may have to suspend or terminate operations on certain exploration projects or sell one or more of our option rights to acquire an interest in the properties that we currently lease. We will need to obtain additional financing in order to complete our proposed mineral exploration programs. As of June 30, 2006, we had cash in the amount of $644,798. We currently have no income producing operations. Our exploration programs call for significant expenditures. We will also require additional financing if the costs of the proposed exploration programs are greater than anticipated. We may fail to secure additional financing to meet our future capital needs. Obtaining additional financing would be subject to a number of factors, including the market prices for gold and silver, investor sentiment and investor acceptance of our exploration programs. These factors may make the timing, amount, terms or conditions of additional financing unacceptable or unavailable to us. The most likely source of future funding is through the sale of equity capital. Any sale of equity capital would result in dilution to our existing shareholders. The only

6

other alternatives for the financing of further exploration would be the offering by us of an interest in one or more of our projects to another party or parties to carry out further exploration or the issuance of debt, neither of which is presently contemplated.

Our business is susceptible to uncontrollable and unpredictable outside developments and hazards that may affect our ability to carry out our operations.

Our business is vulnerable to many hazards and risks that are not presently foreseeable or predictable. Floods or excessive snowfall could seriously impede or halt our operations resulting in unexpected costs and delays in our planned activities. Earthquakes could result in serious damage or destruction to facilities, equipment and roadways. Large volcanic eruptions, especially of the Long Valley Caldera, could cripple our operations. Rapid and unexpected outbreaks of plagues and pestilence, such as ‘bird flu’, small pox and bubonic plague, could have serious negative consequences on our operations. Acts of war or attacks by terrorists could also seriously disrupt our operations, adversely affecting our management and causing a significant or total loss of your investment. You should carefully consider the prospects and consequences of each of these unpredictable hazards before deciding whether or not to make your investment in our Common Stock.

The validity of our unpatented mining claims could be challenged, which could force us to curtail or cease our business operations.

A majority of our leased properties consist of unpatented mining claims. These claims are located on federal land and involve mineral rights that are subject to the claims procedures established by the General Mining Law of 1872, as amended.

We must make certain filings with the county in which the lands are situated and with the Bureau of Land Management and pay an annual holding fee of $125 per claim. If we fail to make the annual holding payments or to make the required filings, our mining claims could become invalid. Because mining claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of properties. It is difficult to ascertain the validity of unpatented mining claims from public records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. No title insurance is available for mining claims. In the event we do not have acceptable title to our leased properties, we could be forced to curtail or cease our exploration activities.

We may not have access to the supplies and materials needed for exploration, which could cause delays or suspension of our operations.

Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of planned exploration activities.  Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times in our exploration program.  Furthermore, fuel prices are rising rapidly. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower can be obtained.

7

We do not and cannot insure against all risks, and we may be unable to obtain or maintain adequate insurance to cover the risks associated with our exploration activities at economically acceptable premiums. Losses from uninsured events could cause us to incur significant liabilities and costs that could have material adverse consequences upon our financial condition.

Our insurance will not and cannot cover all the potential risks associated with our exploration activities. Cost prohibitive premiums may make it economically unfeasible to obtain or maintain insurance to cover many risks. Insurance coverage may not be available or may not be adequate to cover any resulting liabilities. Moreover, insurance coverage against risks such as environmental pollution or other hazards as a result of exploration activities could be prohibitively expensive to obtain for a company of our size and financial means. We might also become subject to liabilities for air, water or ground pollution or other hazards which we may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from such events could cause us to incur significant costs and liabilities that could have a material adverse effect upon our financial condition and our exploration activities.

We have no known reserves at present, and if we cannot find and develop any, we may have to cease operations.

We have no known mineral reserves at present. If we cannot find reserves of gold, silver or other metals or if we cannot adequately explore and drill and prove up any mineral reserves, either because we do not have the money to do so, or because it would not be economically feasible to do so, or because it is determined that the property does not contain economic mineral reserves, we may have to cease operations which could seriously impair the value of your investment. Mineral exploration is highly speculative, involves many risks and is frequently unsuccessful.

In the event we were able to locate and prove up mineral reserves on our leased properties yet were unable to find a buyer for them, our capability to develop them and bring them into production could then be subject to further risks including:

•

costs of bringing the properties into production including further exploration work, preparation of feasibility studies, metallurgical test work and construction of production facilities, all of which we have not budgeted for;

•	obtaining the necessary permits required to commence production;
•	availability and cost of financing;
•	ongoing costs of production;
•	adverse changes in gold and silver prices; and
•	environmental regulations and constraints.

The marketability of any mineral may also be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market price fluctuations, the lack of processing facilities and equipment, government regulations and restrictions, including regulations relating to allowable production, importing and exporting of minerals and mineral products and environmental protection. Accordingly, funds expended on exploration may not be recovered.

8

Our business and operating results could be harmed if we fail to manage our growth or change.

Our business may experience periods of rapid change and/or growth that could place significant demands on our personnel and financial resources. To manage possible growth and change, we must continue to try to locate skilled geologists, mappers, drillers, engineers, technical personnel and adequate funds in a timely manner.

Attraction and retention of qualified personnel is necessary to implement and conduct our mineral exploration programs.

Our future success will depend largely upon the continued services of our Board members, executive officers and other key personnel. Our success will also depend on our ability to continue to attract, retain and motivate other qualified personnel. Key personnel represent a significant asset for us, and the competition for qualified personnel is intense in the mineral exploration industry.

We may have particular difficulty attracting and retaining key personnel in the initial phases of our exploration programs. We do not have key-person life insurance coverage on any of our personnel. The loss of one or more of our key people or our inability to attract, retain and motivate other qualified personnel could negatively impact our ability to complete our exploration programs.

We are dependent on Robert M. Shields, Jr., our Director, Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer and Lewis B. Gustafson, our Director and Vice President of Exploration and any loss of Messrs. Shields or Gustafson could result in the loss of a significant portion of our business and our ability to survive.

Our success is highly dependent upon the key business relationships and expertise of Robert M. Shields, Jr., our Director, Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer and Lewis B. Gustafson, our Director and Vice President of Exploration. Unlike larger companies, we rely heavily on a small number of highly skilled people to conduct a large portion of our business. The loss of the services of our Chairman, President, Chief Executive Officer, Chief Financial Officer and Vice President of Exploration along with the loss of their numerous contacts and relationships and their extensive knowledge and experience in the industry would have a material adverse effect on our business. We do not have an employment agreement with Robert M. Shields, Jr. or Lewis B. Gustafson or any insurance to cover the loss of their services.

Our officers and directors may have conflicts of interest in that they are officers and/or directors of other exploration or mining companies and that could prevent them from devoting the necessary time to our management and operations, which could materially affect our performance.

Certain directors could have conflicts of interest in that they are officers and/or directors of other exploration or mining companies. This could impact or retard our operations and thereby adversely affect our performance.

9

RISKS ASSOCIATED WITH OUR INDUSTRY

Due to the uncertain nature of exploration, there is a substantial risk that we may not find economically exploitable reserves of gold and/or silver.

The search for valuable minerals is an extremely risky business. We do not know whether the claims and properties that we have optioned contain commercially exploitable reserves of gold and/or silver. The likelihood of success must be considered in light of the costs, difficulties, complications, problems and delays encountered in connection with the exploration of mineral properties. These potential problems include, but are not limited to, additional costs and unanticipated delays and expenses that may exceed current estimates.

Because of the inherent dangers involved in exploration, there is a risk that we may incur liabilities or damages as we conduct our business activities.

Exploration for minerals involves numerous hazards. As a result, we may become subject to hazards, such as pollution, cave-ins, faulting, slumping, flooding, excess moisture, dust, dangerous animals, snakes, sun stroke, heat exhaustion, fires, armed trespassers and other hazards which could result in damage to life or property, environmental damages and legal liabilities against which we cannot insure or may elect not to insure. At the present time we have no insurance coverage to insure ourselves against such hazards. Liability for such occurrences could result in our inability to complete our planned exploration programs and/or obtain additional financings to fund our exploration programs and could have a material adverse effect on our financial condition and value.

The gold and silver markets are volatile markets that have a direct impact on the value of resources or reserves, our ability to raise additional funds and our potential revenues and profits. These market conditions may seriously affect whether or not we will be able to continue with our exploration programs.

The price of gold has traded between about $530 per ounce and more than $700 per ounce recently, and the price of silver has traded recently between approximately $9 per ounce and more than $14 per ounce recently. Large participants in the market can cause significant prices changes very quickly and without warning and for no apparent reason. In order to maintain profitable operations, an operating mine must sell its gold and silver for more than its cost of producing it. The lower the price of the metal, the more difficult it is to make a profit. While current prices are economically attractive, if gold and/or silver prices should decline significantly, this could have a significant adverse effect on our ability to raise funds and cause us to cease activities until the price of gold and/or silver increases or cease our operations all together. Because mining costs are relatively fixed, the lower the market price of gold and/or silver, the greater the chance that investors might be unwilling to provide us with necessary funds and that we would therefore have to cease our operations.

In recent decades, there have been periods of both worldwide overproduction and periods of worldwide underproduction of many mineral commodities. A surplus or a shortage of any mineral can result in significant price change for that mineral commodity. General downturns in the overall economy or currency fluctuations can also affect the price of any commodity. Substantial adverse and ongoing economic, currency, governmental or political conditions and developments in various countries may also have a significant impact on our value and our ability to continue to fund our exploration activities.

10

We face significant competition in the mineral exploration industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do in connection with the acquisition of exploration properties and leases on prospects and properties and in connection with the recruitment and retention of qualified personnel. Such competition may result in our being unable to acquire interests in attractive gold and silver exploration properties or qualified personnel on terms acceptable to us.

Our applications for exploration permits may be delayed or may be denied in the future.

Exploration activities usually require the granting of permits from various governmental agencies. For exploration drilling on unpatented mineral claims, a drilling plan must be filed with the Bureau of Land Management or the United States Forest Service, which may then take several months or more to grant the requested permit. Depending on the size, location and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or indian grave yards, threatened or endangered species, archeological sites or the possibility thereof, difficult access, excessive dust and important nearby water resources may all result in the need for additional permits before exploration activities can commence. With all permitting processes, there is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits or the refusal to grant required permits may not be granted at all, all of which may cause delays and unanticipated costs in conducting planned exploration activities. This could result in serious adverse consequences to the price of our stock and to the value of your investment.

Our operations are subject to environmental risks and environmental regulations. Our failure to manage such risks or comply with such regulations could potentially expose us to significant liabilities for which we may not be insured.

All phases of our operations are subject to federal, state and local environmental regulations. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid, liquid and hazardous wastes. Environmental legislation is evolving in a manner which could involve stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations could adversely affect our activities. Environmental hazards may exist on properties which we hold or may acquire in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing our operations to cease or be curtailed and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of such activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Production, if any, from any of the properties that we hold or may acquire in the future could involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liabilities for hazards or clean up work that we may not be insured against.

11

Government regulations impacting the exploration and mining industry, such as those relating to exploration, mining, taxes, labor standards, occupational health and land use, may adversely affect our business and planned activities.

Exploration, development, mining and processing activities are subject to taxes and various laws and regulations governing labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. New rules and regulations may be enacted or existing rules and regulations may be applied or changed in such a manner as to limit or curtail our exploration activities. Amendments to current laws and regulations governing exploration, development, and mining or more stringent implementation of these laws could have a material adverse impact upon our business and financial condition and cause increases in our exploration costs, capital expenditures or estimated production costs or a reduction in levels of production, assuming we achieve production, or require abandonment or delays in the exploration and development of new mineral properties.

RISKS ASSOCIATED WITH OUR COMMON STOCK

The market price of our Common Stock is volatile and may fluctuate significantly in response to a variety of external factors.

Stock markets in general, and in particular the stock prices of exploration companies, can experience extreme volatility, often unrelated to the operating performance of the company. The market price of our Common Stock has fluctuated in the past and will fluctuate in the future as well, especially if our common shares continue to be thinly traded. Factors that may have a significant impact on the market price of our Common Stock include:

•	actual or anticipated exploration results;
•	our ability or inability to raise additional funds;
•	increased competition in the exploration sector;
•	government regulations and changes or anticipated changes in government regulations;
•	conditions and developments in the mineral exploration industry;
•	property rights;
•	rumors or allegations regarding financial disclosures or reporting practices; and/or
•	volatility in the prices of gold and silver.

Our stock price may be impacted by factors that are unrelated or disproportionate to our performance, such as general economic, political and/or market conditions, recessions or the threat thereof, interest rate changes or international currency fluctuations, all of which may adversely affect the market price of our Common Stock.

We will incur increased costs as a result of being a public company.

Prior to this offering, the corporate governance and financial reporting practices and policies required of a publicly-traded company did not apply to us. As a public company, we will incur significant legal, accounting and other expenses that we did not directly incur in the past. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission, require us to adopt corporate governance practices applicable to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

12

Due to the fact that our Common Stock is not listed for trading on any established market and trades infrequently, there is no active trading market for our Common Stock.

An active trading market for our Common Stock may never develop, which may lead to increased investment risk and inability to sell your shares. Our Common Stock is not listed for trading on any established market and trades infrequently. We will endeavor to have our Common Stock quoted on the OTC Bulletin Board. If there is no market for trading our Common Stock, the market price of our Common Stock will be materially and adversely affected.

Sales of certain stockholders’ shares and/or of other shares into the market could have a depressing effect on the market price of our Common Stock.

Shares purchased from the stockholders listed in this Prospectus will be immediately resalable, and sales of other restricted shares, after the applicable restrictions expire, could have a depressing effect on the market price of our Common Stock.

We do not expect to pay any dividends in the foreseeable future.

We have never paid cash dividends on our Common Stock and have no plans to do so in the foreseeable future. We intend to retain our earnings, if any, to develop and expand our exploration activities.

“Penny Stock” rules may make buying or selling our Common Stock difficult, and severely limit its market and liquidity.

Trading in our Common Stock is subject to certain regulations adopted by the SEC, commonly known as the “penny stock” rules. Our common shares qualify as “penny stocks” and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers who sell such common shares in the aftermarket. “Penny stock” rules govern how broker-dealers can deal with their clients and with “penny stocks”. For sales of our Common Stock, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale of stock to you. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in our Common Stock, which could severely affect its market price and liquidity. This could prevent you from reselling your shares and could cause the price of the shares to decline.

USE OF PROCEEDS

The Common Stock offered in this Prospectus is being registered for the account of the Selling Stockholders identified in this Prospectus. All of the proceeds from the sale of Common Stock will go to the respective Selling Stockholders who offer and sell their Common Stock. We will receive gross proceeds of $1,104,525 if all the warrants are exercised for cash by the Selling Stockholders, subject to adjustment to the exercise price, as set forth in the warrant. Any proceeds from the cash exercise of warrants will be used for working capital and to further our exploration activities.

DILUTION

Investors will realize an immediate dilution in the net tangible book value in the shares purchased. “Dilution” is the difference between the exercise price of the shares of Common Stock underlying the warrants covered by this Prospectus and the net tangible book value per share after giving

13

effect to the exercise of the warrants covered by this Prospectus. “Net tangible book value” is obtained by subtracting the total liabilities from the total tangible assets (total assets less intangible assets). For the purpose of this dilution calculation, the net tangible book value at June 30, 2006 (without assuming the exercise of the warrants for shares covered by this Prospectus) is approximately $291,529, or $0.005 per share. Assuming the exercise of all warrants for shares covered by this Prospectus, the net tangible book value is approximately $1,396,054 or $0.024 per share. The following tables illustrate this dilution per share for each exercise price:

Exercise price of the warrants	$0.130
Net tangible book value per share as of June 30, 2006	$0.005
Increase in net tangible book value per share attributed to warrant holders	0.019
Net tangible book value per share after the exercise of the warrants for shares	0.024
Dilution per share to warrant holders	$0.154

Exercise price of the warrants	$0.150
Net tangible book value per share as of June 30, 2006	$0.005
Increase in net tangible book value per share attributed to warrant holders	0.019
Net tangible book value per share after the exercise of the warrants for shares	0.024
Dilution per share to warrant holders	$0.174

Exercise price of the warrants	$0.260
Net tangible book value per share as of June 30, 2006	$0.005
Increase in net tangible book value per share attributed to warrant holders	0.019
Net tangible book value per share after the exercise of the warrants for shares	0.024
Dilution per share to warrant holders	$0.284

SELLING STOCKHOLDERS

he following table identifies the Selling Stockholders, as of September 13, 2006, and indicates certain information known to us with respect to (i) the number of shares of Common Stock beneficially owned by the Selling Stockholders, (ii) the number of shares of Common Stock that may be offered for the Selling Stockholder’s account, and (iii) the number of shares of Common Stock and the percentage of the total outstanding Common Stock to be beneficially owned by the Selling Stockholders assuming the sale of all of the Common Stock covered hereby by the Selling Stockholders. The term “beneficially owned” means Common Stock owned or that may be acquired within 60 days. The number of shares of Common Stock outstanding for purposes of determining beneficial ownership as of September 13, 2006 was 53,606,517. Shares of Common Stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder’s percentage ownership of the total outstanding shares. The Selling Stockholders may sell some, all, or none of their Common Stock. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

14

	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number(1)	Percentage(1)
RAB Special Situations (Master) Fund Limited(2)	5,375,000(3)	9.99%	7,800,000(3)	-	-
William F. White	500,000(4)	*	500,000(4)	-	-
John Ryan	1,500,000(5)	2.24%	1,500,000(5)	-	-
IBK Capital Corp.(6)	737,833(7)	1.38%	737,833(7)	-	-
1111669 Ontario Limited(8)	1,267,500(9)	2.36%	1,267,500(9)	-	-
Rayna Consulting Services(10)	1,025,894(11)	1.91%	1,025,894(11)	-	-

Footnotes to Table

*	Less than 1%
(1)	Assumes that all securities offered are sold.
(2)	Phillip Richards, as Fund Manager for RAB Special Situations (Master) Fund, has voting and investment control over these securities.
(3)	Includes 5,200,000 shares of Common Stock and warrants to purchase 2,600,000 shares of Common Stock, of which 175,000 are exercisable within 60 days.
(4)	Includes warrants to purchase 166,667 shares of Common Stock.
(5)	Includes warrants to purchase 500,000 shares of Common Stock.
(6)	William F. White, Minh-thu Dao-Hui and Michael White, as directors for IBK Capital Corp., have voting and investment control over these securities.
(7)	Includes warrants to purchase 737,833 shares of Common Stock.
(8)	Thomas Haar, as President of 1111669 Ontario Limited, has voting and investment control over these securities.
(9)	Includes warrants to purchase 422,500 shares of Common Stock.
(10)	Jesse Frederick, as President of Rayna Consulting Services, has voting and investment control over these securities.
(11)	Includes warrants to purchase 266,667 shares of Common Stock.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

15

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
-	a combination of any such methods of sale; and
-	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

16

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the Common Stock. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) 90 days; or (2) until the distribution contemplated in the Registration Statement has been completed.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

17

DIRECTORS, EXECUTIVE OFFICERS,

PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became one of our directors or executive officers. Our bylaws provide that each director shall hold office until his death, resignation, retirement, removal, disqualification or his successor is elected and qualified. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.

Person	Age	Position
Robert M. Shields, Jr.	68	Director, Chairman of the Board of Directors, President, Chief Executive Officer, Treasurer, Chief Financial Officer
Lewis B. Gustafson	72	Vice President-Exploration, Director
Douglas D. Donald	84	Director
Pete Ingersoll	75	Director
Ralph W. Kettell	46	Director

Robert M. Shields, Jr., Director, Chairman of the Board of Directors, President, Chief Executive Officer, Treasurer and Chief Financial Officer - Mr. Shields has been Chairman of the Board of Directors, Chief Executive Officer and Treasurer of Piedmont since 1983 and the Chief Financial Officer as well. Mr. Shields has over 25 years of experience in the exploration and mining industry and has over 35 years of business experience, primarily on Wall Street and as the top executive of a publicly traded gold company. He founded Piedmont Mining Company, Inc. in 1983. In April 1985 Piedmont put into production the first operating gold mine in the eastern United States since 1942 at its Haile Mine property in South Carolina. He was a Director of Solid Resources, Ltd., a Canadian exploration company, from 2004 to 2005. He is also a founder of GoldColony.com, a website for the gold community.

Mr. Shields was an Associate with Morgan Stanley & Co. in corporate finance in the early 1970’s and a security analyst with Paine, Webber, Jackson and Curtis in the mid-1960s. He is a member of the American Geophysical Union, the M.I.T. Enterprise Forum of New York City, the Society of Economic Geologists, the Geological Society of Nevada, the New York Academy of Sciences and the New York Section of The Society of Mining Engineers.

He graduated Cum Laude and with high distinction in Geology from Dartmouth College in 1960 and received a PhD in Geochemistry from the Massachusetts Institute of Technology in 1965, where he was elected to Sigma Xi, Honorary Scientific Society, and Phi Lambda Upsilon, Honorary Chemical Society. He also received an MBA from the Stanford University Graduate School of Business Administration in 1971. He was an officer in the US Army Corps of Engineers from 1967 to 1969 and was honorably discharged with the rank of Captain.

Lewis B. Gustafson, Vice President - Exploration and Director - Mr. Gustafson has been a Director of Piedmont since November 2004 and its Vice President-Exploration since March 2005. Mr. Gustafson has over 35 years of experience in exploration and economic geology. Born in Timmins, Ontario, he began his career as a geologist with The Anaconda Company. He spent seven years at the El Salvador mine in Chile, and then six years in Arizona where he became Chief Geologist in 1975. He then

18

was Professor of Economic Geology for six years at the Australian National University in Canberra, Australia. From 1982 to 1986 he was Senior Staff Geologist and then Chief Research Geologist at Freeport Exploration Company in Reno, Nevada. From 1986 to 1991 he was a General Partner in Annapurna Exploration and a Vice President of REX Resources, Inc. Since 1986 he has been an Independent Geological Consultant to numerous well-known international mining companies. He has worked in many foreign countries, including Chile, Peru, Turkey and Australia as well as Canada and the United States.

Mr. Gustafson has authored or co-authored seventeen major publications in economic and exploration geology. He is a member of the Geological Society of America, the Society of Economic Geologists, the Society of Mining Engineers, the Geological Society of Nevada and the Nevada Petroleum Society and is a frequent lecturer at exploration and mining meetings.

Mr. Gustafson has received numerous awards and commendations, especially from the Society of Economic Geologists. He received their Lindgren Award in 1962 and was a member of their Editorial Board from 1970 to 1980. From 1973 to 1974 he was their Thayer Lindsey Visiting Lecturer, their Distinguished Lecturer in Applied Geology in 1989, Chairman of their Ad Hoc Committee on Geologic Mapping from 1989 to 1993 and a Trustee of the SEG Foundation from 1996 to 2001. From 1981 to 1984 and from 1997 to 2000 he was a member of their Research Committee and Chairman of it in 1984. He was also a Councilor of the Australian Mineral Foundation from 1977 to 1979 and is currently on the Advisory Committee of the Nevada Bureau of Mines and Geology.

Mr. Gustafson received a B.S.E degree from Princeton University, an M.S. degree from the California Institute of Technology and a Ph.D. degree from Harvard University.

Douglas D. Donald, Director - Mr. Donald has been a Director of Piedmont since 1997. Mr. Donald has over 50 years of experience in mining, exploration and related investments. He began his career as an exploration geologist with a Homestake Mining Company syndicate in 1948, then spent five years as a mining engineer with New Jersey Zinc Company and then did engineering and consulting work for Behre Dolbear & Co. until 1963.

Mr. Donald joined Scudder, Stevens & Clark as an analyst in 1963 and was Manager of the Scudder Gold Fund from its inception in 1988 until his retirement from Scudder at the end of 1996. He has also been a Director of Stillwater Mining Company, Dayton Mining Corp., prior to its merger with Pacific Rim, and Repadre Capital Corp., until its merger into IAMGOLD. He is currently a mutual fund advisor.

Mr. Donald holds a BS degree in Geological Engineering from Princeton University and an MS degree in Mining from Columbia University. He is a member of the New York Section of the Society of Mining and Metallurgical Engineers.

Pete Ingersoll, Director - Mr. Ingersoll has been a Director of Piedmont since September 2004. Mr. Ingersoll has had more than 47 years of experience as a financial analyst in the metals and mining industry. For nine consecutive years – from 1984 to 1992 – he was elected to Institutional Investor Magazine’s All-Star Team in the Gold and/or Nonferrous Metals Industries. He was with Salomon Brothers from 1982 to 1987 and then with Lehman Brothers from 1987 to 1992.

Mr. Ingersoll was a Director of Getchell Gold Corporation (formerly FirstMiss Gold Inc.), a mid-sized Nevada gold producer, from 1994 to 1999 when it was acquired by Placer Dome Inc. He was a Director of Stillwater Mining Company, a Montana producer of platinum and palladium, from May 1997 to December 1998. He is currently a Director of E-VAT INC., a research and development company

19

developing an electrochemical process for recovering gold without the use of cyanide. Since July 2001, he has been a Director of Concentric Energy Corp., a natural resource company specializing in uranium and other mineral resources.

Mr. Ingersoll is a Chartered Financial Analyst, a member of the New York Society of Security Analysts, the American Institute of Mining Engineers and a past President and retired member of the Nonferrous Metals Analysts of New York. He holds a BA degree from Williams College and an MBA degree from the Harvard University Graduate School of Business Administration.

Ralph W. Kettell, II, Director - Mr. Kettell has been a director of Piedmont since 2004. Mr. Kettell has held a variety of positions in high-tech engineering design, commercial real estate and, more recently, in exploration for precious and energy related minerals. He has been involved in numerous engineering design projects involving radio communications and radar systems for NASA, the Space Shuttle, the International Space Station and the US Department of Defense. He was one of the lead engineers in the B-1B Electronic Warfare System and also designed various components for the EA-6B ICAP Electronic Warfare System. In addition, Mr. Kettell has designed software for various communications satellites and radar and warfare systems.

Mr. Kettell founded and managed LARK Enterprises Ltd., a high-tech R&D start-up. He directed the design of a UHF radio location system used for the location and safety of guards in prison systems and was the Lead Engineer and Program Manager in the development of a cryogenic surgical instrument for the treatment of prostate cancer.

Since 2000, Mr. Kettell has focused on mineral exploration. He is the Founder and President of Concentric Energy Corp., a privately held natural resource company specializing in energy and industrial mineral resources. Its principal assets are the Anderson uranium property in Arizona and the MB fluorite and rare element property in Nevada. He is also a Founding Partner of Nevada Sunrise, LLC, a private gold exploration company that controls 20 gold, silver and copper properties, primarily in Nevada, most of which host known mineral resources. Finally, he is a Founder of AuEx, Inc., a Nevada based exploration company with several gold and silver properties in Nevada, and a Founder of North Range Resources Ltd., a mineral exploration company with eight gold and base metals properties in Newfoundland. Mr. Kettell was formerly the Marketing Director of 321gold.com, a gold website on the internet.

Mr. Kettell holds a BS degree and also an MS degree in Electrical Engineering from Lehigh University, and is a registered Professional Engineer.

Committees

The Board of Directors has set up two committees in compliance with the new reporting regulations that were enacted during 2002 under the Sarbanes-Oxley Act. The following is a list of our committees that are presently active and staffed by independent directors.

Committee	Chairman	Members

Audit Committee	Pete Ingersoll	Douglas Donald Ralph W. Kettell, II

Compensation Committee	Pete Ingersoll	Douglas Donald Ralph W. Kettell, II

20

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 13, 2006 certain information relating to the ownership of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the class of equity security, (ii) each of our Directors, (iii) each of the our executive officers, and (iv) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned.

Beneficial owner (1)	Shares Beneficially Owned	Percentage Beneficially Owned
Robert M. Shields, Jr. 18124 Wedge Parkway, Suite 214 Reno, NV 89511	4,556,006(2)	8.27%
Lewis B. Gustafson 18124 Wedge Parkway, Suite 214 Reno, NV 89511	463,332(3)	*
Douglas D. Donald 18124 Wedge Parkway, Suite 214 Reno, NV 89511	435,000(4)	*
Pete Ingersoll 18124 Wedge Parkway, Suite 214 Reno, NV 89511	166,666(5)	*
Ralph W. Kettell, II 18124 Wedge Parkway, Suite 214 Reno, NV 89511	3,149,418(6)	5.79%
All Officers and Directors as a Group (5 persons)	8,637,088	15.21%
US Global Investors, Inc. 7900 Callaghan Road P.O. Box 781234 San Antonio, TX 78229-2327	3,063,720	5.72%
Frank G. Diegmann 1986 E. Foothill Blvd. Pasadena, CA 91107	3,606,949(7)	6.68%
RAB Special Situations (Master) Fund Limited c/o RAB Capital Limited No. 1 Adam Street London W2CN 6LE United Kingdom	5,375,000(8)	9.99%

21

*	Less than one percent

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)

Includes 2,801,732 shares held by Robert M. Shields, Jr. in his own name; includes 222,075 shares held by Margaret M. Shields; includes 32,300 shares held by Jennifer Shields; includes 1,000,000 shares of common stock underlying options of which 500,000 vested on February 3, 2005 and 500,000 vested on February 3, 2006 and have an exercise price of $0.25 per share; includes 166,666 shares of common stock underlying options which vested on February 8, 2006 and have an exercise price of $0.23 per share; includes 333,333 shares of common stock underlying options which vested on June 16, 2006 and have an exercise price of $0.25 per share.

(3)

Includes 166,666 shares of common stock underlying options of which 83,333 vested on February 3, 2005 and 83,333 vested on February 3, 2006 and have an exercise price of $0.20 per share; includes 233,333 shares of common stock underlying options which vested on February 8, 2006 and have an exercise price of $0.23 per share; includes 33,333 shares of common stock underlying options which vested on June 16, 2006 and have an exercise price of $0.25 per share.

(4)

Includes 35,000 shares held by EMD Partners, in which Mr. Donald is managing partner; includes 400,000 shares of common stock underlying options of which all 400,000 vested on February 3, 2005 have an exercise price of $0.20 per share.

(5)	Includes 166,666 shares of common stock underlying options of which 83,333 vested on February 3, 2005 and 83,333 vested on February 3, 2006 and have an exercise price of $0.20 per share.
(6)

Includes 1,570,156 shares held by Ralph W. Kettell, II in his own name; includes 33,300 shares held by Chloe Kettell; includes 33,300 shares held by Collin S. Kettell; includes 33,400 shares held by Ralph W. Kettell, III; includes 656,298 shares held by Concentric Energy Corp., in which Mr. Kettell is the Chief Executive Officer, President and Chairman; includes 166,666 shares of common stock underlying options of which 83,333 vested on February 3, 2005 and 83,333 vested on February 3, 2006 and have an exercise price of $0.20 per share; includes warrants to purchase 656,298 shares of Common Stock held by Concentric Energy Corp., in which Mr. Kettell is the Chief Executive Officer, President and Chairman.

(7)	Includes warrants to purchase 357,143 shares of Common Stock.
(8)	Includes 5,200,000 shares of Common Stock and warrants to purchase 2,600,000 shares of Common Stock, of which 175,000 are exercisable within 60 days.

DESCRIPTION OF SECURITIES

We are authorized by our Articles of Incorporation to issue up to 100,000,000 shares of Common Stock, no par value and 25,000,000 shares of preferred stock, $1.00 par value. As of June 20, 2006, there were 53,606,517, shares of Common Stock outstanding and no shares of preferred stock outstanding.

All issued and outstanding shares of Common Stock are fully paid and non-assessable. Each holder of record of shares of Common Stock is entitled to one vote for each share so held on all matters requiring a vote of shareholders, including the election of directors. None of our shareholders have any preemptive rights to acquire additional or treasury shares. The Board of Directors may from time to time declare and pay dividends on our outstanding shares in the manner and upon the terms and conditions provided by law and in our charter. We do not have a staggered board of directors. In the event of our

22

liquidation, dissolution, or winding up, the holders of our Common Stock are entitled to participate in our assets available for distribution after satisfaction of and the claims of creditors.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the North Carolina Business Corporation Act and our Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision does not apply to the directors’ (i) acts or omissions not made in good faith that the director, at the time of such breach, knew or believed were in conflict with the best interests of us; (ii) any transaction from which the director derived an improper personal benefit; or (iii) acts or omissions occurring prior to October 1, 1987. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation, is to eliminate our rights and the rights of our stockholders (through stockholder’s derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iii) above. This provision does not limit nor eliminate our rights or any stockholder’s rights to seek equitable relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. The North Carolina Business Corporation Act grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. In addition, our Bylaws authorize us to indemnify our directors and officers in cases where our officers or directors acted in good faith and in a manner reasonably believed to be in our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview of Business

We are a North Carolina corporation formed in 1983. From our inception until mid-1992, we were engaged in the exploration for, and production of, gold and other precious metals and the evaluation of gold properties in North and South Carolina. From 1983 we were engaged in exploration and from early 1985 until May 1992, we were also engaged in the mining and production of gold and silver at our Haile Mine Property near Kershaw, South Carolina. In May 1992, we entered into a joint venture at our Haile Mine Property with AGI. Our operations ceased at the Haile Mine Property in 1994 and litigation commenced between us and AGI in 1995. This litigation was settled in March 1999. We did not again become engaged in exploration activities until 2004, when we relocated our principal place of business to Reno, Nevada. Since October 2003, we have been an exploration stage company engaged in the acquisition and exploration of mineral properties. We have now entered into option and earn-in agreements on five different exploration properties in the state of Nevada. Our plan is to conduct exploration for gold and silver at each of these properties to assess whether they possess economic deposits of gold and/or silver, which can be recovered at a profit. We do not intend to build an exploration staff, but rather to joint venture our projects with competent exploration groups who can manage the exploration activities with our funding, although in some cases we may conduct exploration

23

on our own using contractors. We do not know whether a commercially viable ore body will be located on any of our mineral claims or leased properties. Our current plans are strictly limited to research and exploration in the state of Nevada.

Our corporate directors and officers are individuals with prior experience in gold and silver exploration, development and operations. Our management team has in excess of 160 years of combined experience with gold and silver exploration, development and mining. We believe that we have assembled a highly qualified group of individuals with extensive experience in this sector.

In the state of Nevada, there are five (5) types of land that can be available for exploration, development and mining: public lands, private fee lands, unpatented mining claims, patented mining claims, and tribal lands. The primary sources of land for exploration and mining activities are land owned by the United States Federal government, through the Bureau of Land Management and the United States Forest Service, land owned by state governments, tribal governments and individuals, or land obtained from entities who currently hold title to or lease government and private lands.

If mineralized material is found on any of our exploration properties and removal is warranted, but we do not have adequate working capital to do so, we may have to sell additional shares of Common Stock or borrow money to finance the cost of development. We may not have the working capital to commence profitable mining operations on any of our leased properties if economically viable gold and/or silver reserves were located on them, and equity or debt financings may not provide us with the additional working capital necessary to continue operations.

Competition

We compete with other mining and exploration companies, many of which possess greater financial resources and technical facilities than we do, in connection with the acquisition of suitable exploration properties and in connection with the engagement of qualified personnel. The gold and silver exploration and mining industry is fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have probably established more strategic partnerships and relationships and have greater financial accessibility than we have.

There is significant competition for gold and silver exploration properties and, as a result, we may be unable to continue to acquire interests in attractive gold and silver mineral exploration properties on terms we consider acceptable.

While we compete with other exploration companies in acquiring suitable properties, there would be readily available purchasers of gold and/or silver and other precious metals if they were to be produced from any of our leased properties. The wholesale purchase of precious metals can be affected by a number of factors beyond our control, including:

•	fluctuations in the market prices for gold and silver;
•	fluctuating supplies of gold and silver;
•	fluctuating demand for gold and silver; and
•	mining activities of others.

If we find gold and/or silver mineralization that is determined to be of economic grade and in sufficient quantity to justify production, we may then seek additional capital through equity or debt financing to develop, mine and sell our production. Our production would probably be sold to a refiner

24

that would in turn purify our material and then sell it on the open market through its agents or dealers. In the event we should find economic concentrations of gold or silver mineralization and were able to commence production, we do not believe that we would have any difficulty selling the gold or silver we would produce.

We do not engage in hedging transactions and we have no hedged mineral resources.

Compliance with Government Regulation

Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral exploration and mineral processing operations and establish requirements for decommissioning of mineral exploration properties after operations have ceased. With respect to the regulation of mineral exploration and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations and may require that some former mineral properties be managed for long periods of time.

Our exploration activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and all the related state laws in Nevada.

The state of Nevada adopted the Mined Land Reclamation Act (the “Nevada Act”) in 1989 that established design, operation, monitoring and closure requirements for all mining operations in the state. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. New facilities are also required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.

We plan to secure all necessary permits for our exploration activities and we will file for the required permits to conduct our exploration programs as necessary. These permits are usually obtained from either the Bureau of Land Management or the United States Forest Service. Obtaining such permits usually requires the posting of small bonds for subsequent remediation of trenching, drilling and bulk-sampling.

We do not anticipate discharging water into active streams, creeks, rivers, lakes or any other bodies of water without an appropriate permit. We also do not anticipate disturbing any endangered species or archaeological sites or causing damage to our leased properties. Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to the applicable permits. The cost of remediation work varies according to the degree of physical disturbance. It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined at present.

25

Employees and Employment Agreements

We currently have no full-time employees. We use consultants for our various activities. We may attempt to engage qualified consultants or employees in the future, as needed, as our activities grow.

Research and Development Expenditures

We are not currently conducting any research and development activities other than those relating to the possible acquisition of new gold and/or silver properties or projects. As we proceed with our exploration programs, we may need to engage additional contractors and consider the possibility of adding permanent employees, as well as the possible purchase or lease of equipment.

Subsidiaries

Piedmont Gold Company, Inc., a North Carolina corporation, and NetColony, LLC, a Nevada limited liability company, are our wholly-owned subsidiaries.

Patents/Trade Marks/Licenses/Franchises/Concessions/Royalty Agreements or Labor Contracts

We do not currently own any patents or trade marks. Also, we are not a party to any license or franchise agreements, concessions, royalty agreements or labor contracts arising from any patents or trade marks. Our website is copyrighted upon loading. www.piedmontmining.com is our registered domain name. The website for our subsidiary, NetColony, LLC, is copyrighted upon loading. www.netcolony.com is NetColony, LLC’s registered domain name. We may seek further trademark protection for any associated domain names.

Reports to Security Holders

We are not required to deliver annual reports to our security holders and at this time we do not intend to voluntarily send annual reports with audited financial statements to our security holders.

Once the Registration Statement is effective, then our security holders can read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the Registration Statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.” This section should be read in conjunction with our consolidated financial statements.

26

The discussion and financial statements contained herein are for the fiscal years ended December 31, 2005 and 2004 and the six months ended June 30, 2006 (unaudited). The following discussion regarding our financial statements should be read in conjunction with the financial statements included in this Prospectus.

Overview

We were incorporated under the laws of the State of North Carolina on July 28, 1983. Our office is located in Reno, Nevada and our exploration activities are conducted in the state of Nevada.

Going Concern

The report of our independent auditors in our December 31, 2005 financial statements includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses from operations, an accumulated deficit of $13,573,270 and a working capital deficit of $458,391 at December 31, 2005. Our ability to continue as a going concern will be determined by our ability to raise adequate funds and conduct one or more successful exploration programs. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Plan of Operations for the Twelve Months Period through June 30, 2007

Summary

We anticipate continuing to rely on sales of our Common Stock or Common Stock and warrants in order to fund our exploration activities. Issuances of additional shares will result in dilution to our existing stockholders. We may not achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.

Unless our exploration activities are successful in locating economic deposits of gold and/or silver we will continue to incur losses, unless we enter into joint venture arrangements on one or more of our leased properties, or enter into a merger or acquisition with another company. The costs associated with bringing a commercially viable mine into production are significant and we may not obtain the required working capital to bring an economic mineral deposit into commercial production if we were successful in discovering one.

During 2006 and 2007, we plan to continue with our exploration programs and seek projects and properties that have the potential for containing economic quantities of gold and /or silver mineralization. We are focusing our efforts exclusively in the state of Nevada, one of the largest gold environments in the world. There is no assurance that we will locate any such mineralization on any of our leased properties.

In order to carry out our planned exploration activities from January 1, 2006 through June 30, 2007, we will need additional funding.

We do not expect to purchase or sell any significant assets or equipment in the next 12 months.

We do not expect any significant changes in our personnel during the next 12 months.

27

Exploration Activities Planned for Each Project from January 1, 2006 through June 30, 2007:

Antelope Ridge: We completed a program of detailed geologic mapping and sampling and then a program of biogeochemical sampling in late 2005. Maps were then constructed and a drilling program was designed based on the results of these investigations. A permit for a seven (7) hole drilling program to drill a total of 3,000 feet has been received from the Bureau of Land Management. We plan to commence this drilling program this fall.

Bullion Mountain: Detailed geologic mapping began in June and should be completed by later this summer. Once the mapping is completed, a program of soil sampling will commence. Following the results of this work, drill hole sites will then be selected later this year and a drill program and access roads planned. A drilling permit would then be filed with the Bureau of Land Management either late this year or early next year. Our current expectation is that drilling might commence on this property in the summer of 2007.

Dome HiHo: In late 2005, we conducted a 14 hole reverse circulation drill program totaling 5,315 feet of drilling in the northern part of the HiHo claims. Eight (8) of these drill holes intersected significant intervals of gold mineralization. Based upon a study of these drilling results last winter along with the analysis of previous exploration work on the property, we negotiated a three-year amendment to the underlying option to purchase the 20 HiHo claims. We commenced mapping and soil sampling of the 24 Dome claims in April and May of 2006 and also completed the required reclamation related to the drilling program from the fall of 2005. During the next month or so, we will plan a road building and drilling program and then submit an application for a drilling permit to the Bureau of Land Management. Depending upon drill availability, we hope to complete this drill program in the fall. In view of the altitude of this property, it is unlikely that we could conduct any drilling or groundwork here from early November through April.

Pasco Canyon: The Pasco Canyon agreement was signed in February 2006. Detailed geologic mapping was carried out in April and May of this year. Based on the results of this work, drill sites were located and a drilling plan was prepared. An application for a drilling permit has been filed with the Unites States Forest Service. We do not know how long it may be before the United States Forest Service acts on our permit application and whether it will be approved as submitted. We do not currently anticipate that this drilling could commence before the spring of 2007. Subsequent activities would depend upon the results of this drilling program.

Trinity Silver: This agreement was signed in September 2005. Data compilation commenced in the fall of 2005 and a program of 3,712 feet of core drilling on the property commenced at the end of April 2006. This drill program, along with detailed geological mapping of accessible parts of the open pit, was completed in mid-June. The drill core has been assayed and these drilling results are now being studied along with previous exploration data. Later this summer, we will plan the next phase of drilling and may also decide to engage an independent engineering firm to compile a report of the silver resources on this property. We have now satisfied the first two (2) years of required exploration work for this property.

Dutch Flat: This agreement was signed in July 2006. A ground magnetic survey has just been completed. A drill program has been designed and a permit from the Bureau of Land Management has been received. A program of about 4,000 feet of shallow reverse circulation drilling is planned on the property this fall. The objective of this program will be to test whether prior drilling adequately evaluated the free gold content of the rock.

28

Results of Operations

Discussion of Revenues

We have no revenues at this time and have not had any revenues in recent years, because we are an exploration company. We do not anticipate that significant revenues will not be achieved until we either:

•	locate one or more economic mineral deposits which could then be put into production, from which we would then be able to extract gold or silver at a profit; or
•	enter into a joint venture arrangement on one or more of our leased properties; or
•	consummate a merger or acquisition with another company.

There is no guaranty that our exploration activities will locate viable gold and/or silver reserves, or if an economic mineral deposit were discovered that we would be able to commence commercial production, or that if we do locate viable mineralization that we would be able to secure the funding necessary to proceed with the mining and production of the ore.

Expenses for the Fiscal Years ending December 31, 2005 and December 31, 2004

For the year ended December 31, 2005, our expenses totaled $441,845 compared to $153,667 for the year ended December 31, 2004. This is an increase of $288,178 in the loss in the fiscal year 2005 compared with the loss in fiscal year 2004. This unfavorable variance was due to:

•	an increase of $214,057 in exploration and geological related costs;
•	an increase of $47,834 in general and administrative costs;
•	an increase of $42,037 in compensation, professional, legal and accounting fees;
•	a reduction of $14,979 in depreciation; and
•	an increase of $12,284 in interest on debt.

These variances were due to the commencement of our exploration program, increasing costs paid to geologists and engineers and increasing legal costs.

Expenses for the Six Months Period ending June 30, 2006 vs June 30, 2005

Our expenses totaled $696,940 for the six months ended June 30, 2006, an increase of $550,931 over the six months ended June 30, 2005.

The increases were primarily exploration, geological and geophysical costs of $339,532 and compensation, professional, legal and accounting fees, including the issuance of stock options of $97,341.

Liquidity and Financial Condition

Cash and Working Capital

We had a decrease in working capital of $51,852 from December 31, 2004 to December 31, 2005, due to a decrease in current assets of $995 and an increase in current liabilities of $50,857. We had an accumulated deficit of $13,573,270 from our inception in 1983 to December 31, 2005, and an accumulated deficit of $14,766,443 at June 30, 2006. We have no contingencies or long-term obligations

29

except for our work commitments under our six (6) option and earn-in agreements on our leased properties. All of these agreements can be terminated by us upon either 30 or 60 days notice.

We had a cash balance of $400 on December 31, 2005 and a cash balance of $644,798 on June 30, 2006. For the six months period ending June 30, 2006, we had a net cash inflow of $644,398.

Internal and External Sources of Liquidity

Over the next 12 months period, we plan to fund our operations through issuances of Common Stock or Common Stock with warrants. We could enter into a joint venture arrangement on one or more of our leased properties. In the event our exploration is successful and mining eventually commences on one or more of our leased properties, we could then commence receiving revenues from the sale of gold and/or silver produced on these properties.

Contractual Obligations

We have no commitments for capital expenditures.

We do not engage in hedging transactions and we have no hedged mineral resources.

We were and are committed to making certain exploration work expenditures, lease and option payments, and claims maintenance payments on properties signed at December 31, 2005 over the forthcoming 12 months period:

Bullion Mountain Project:

•	Required work expenditure by 12/31/06: $20,000, of which $10,071 has already been completed;
•	Claims maintenance: $2,273;
•	Annual payment: $5,000;

Antelope Ridge:

•	Required work expenditure by 12/31/06: $120,000, of which $63,419 has already been completed;
•	Claims maintenance: $6,679;
•	Annual payments: $10,000 cash and $10,000 in Common Stock;

Dome HiHo Project:

•	Required work expenditure by 12/31/06: $180,000, of which $33,600 has already been completed;
•	Claims maintenance: $5,878;
•	Annual payments: $25,500,
Trinity Silver Project:
•	Required work expenditure: $75,000, of which more than $337,049 has already been completed, which more than completes our work requirement for the first two years;
•	Claims maintenance: $5,478;
•	Annual payments: $0.

30

As of the date of this Prospectus, the annual payments for Antelope Ridge and the Dome HiHo Project have been made. As of the date of this Prospectus, the claims maintenance fees for all of the aforementioned projects have been paid. All of these property agreements can be terminated on 30 to 60 days advance notice.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements. We do not engage in hedging transactions and we have no hedged resources.

DESCRIPTION OF PROPERTY

The following describes our six (6) exploration properties in Nevada:

Antelope Ridge Silver/Gold Project - Eureka County, Nevada

The Antelope Ridge Silver/Gold Project (“Antelope Ridge”) is located approximately 8 miles southwest of the town of Eureka, in Eureka County, Nevada. The property is accessed on the east side from Spring Valley Road, a well-maintained dirt road, which connects to U.S. highway 50 at Eureka.

Antelope Ridge consists of 50 unpatented claims in the southern part of the Battle Mountain - Eureka Trend, on the east flank of the Mahogany Hills. The host rock is a Devonian dolomite and limestone that is domed and dips gently towards the pediment to the east and southeast. Strongly anomalous jasperoid is controlled by faults and bedding and outcrops locally in the western part of the claim block around Spring Creek.

We have no records of the early exploration or mining activities on the property nor of any modern exploration prior to our recent outcrop sampling.

We completed a program of detailed geologic mapping and sampling and then biogeochemical sampling program in late 2005. Maps were then constructed and a drilling program was designed based on the results of these investigations. A permit for drilling seven (7) holes totaling approximately 3,000 feet has been received from the Bureau of Land Management. We plan to commence this drilling program this fall.

In April 2005, we entered into a ten (10) year Lease Agreement with Option to Purchase with GeoCorp and Mountain Gold Exploration Inc. (collectively, the “Property Owners”). Upon executing the agreement, we made a cash payment to the Property Owners in the amount of $10,000 and also issued to the Property Owners 100,000 shares of our restricted Common Stock. We were also obligated to reimburse the Property Owners for $4,406 of claims related costs that are creditable against the first year’s work commitment. The first year’s work commitment of $20,000 on this property was completed in 2005. Work commitment expenditures must exceed $100,000 in both the second and third lease years. After the third year there are no further work commitments. The first anniversary lease payment of $5,000 in cash and $5,000 of our Common Stock (21,739 shares) to each of the two Property Owners was made in April 2006. The second anniversary lease payment of $7,500 in cash and $7,500 of our Common Stock to each of the two Property Owners shall be made on or before April 26, 2007. Annual lease payments escalate to $10,000 per year in cash and $10,000 per year in our Common Stock to each of the two Property Owners in the third lease year and in each lease year thereafter. All lease payments are creditable against the purchase option price of $1,000,000. The lease also provides for a three percent (3%) Net Smelter Returns royalty to the Property Owners, in the event of any production from the

31

property, of which two (2) percentage points may be bought down prior to the commencement of production from the property. We may terminate this agreement at any time upon 60 days notice.

We do not know whether we will succeed in locating an economic mineral deposit on this property.

Dome - HiHo Gold Project - Lander County, Nevada

The Dome – HiHo Gold Project (“Dome-HiHo”) is located in Lander County, Nevada, about 35 miles southeast of the town of Winnemucca and about 13 miles south of Valmy on U.S. interstate highway I-80. The property is accessed on the west side from U.S. interstate highway I-80 via a well-maintained dirt road.

Dome-HiHo consists of 44 contiguous unpatented claims covering approximately 909 acres in the northern part of the Battle Mountain - Eureka Trend. Gold mineralization at Dome-HiHo occurs in calcareous sedimentary rocks of the Havallah formation and is controlled by a series of strong NNW, N-S and NE faults. Chilled and altered dikes intrude the NNW structures with associated gold mineralization. Numerous rock samples from the property have assayed from one to 23 grams of gold per tonne.

This property is in an area of exploration activity dating back to the early 1800s, but records of modern exploration date only to 1981 when the claims were first staked. In 1987, the WX syndicate drilled nine (9) rotary drill holes totaling 2,100 feet, and in 1988 Billiton drilled three holes. In 1989 and 1990, Bow Valley Mining Company drilled ten (10) shallow air-track drill holes and ten (10) reverse circulation holes totaling 1,920 feet. In 1996, Hemlo Gold Mines drilled five reverse circulation holes totaling 2,392 feet. This drilling intersected short intervals of low-grade gold mineralization along the range-front structure and also along the NNW trending Mill Canyon zone on the Dome claims. After optioning the property in 2003, detailed mapping and sampling by Toquima Minerals US Inc. (“Toquima”) was completed and then in 2005 we identified new gold targets on previously unexplored areas of the property. In late 2005, we conducted a 14 hole reverse circulation drill program totaling 5,315 feet of drilling in the northern part of the HiHo claims. Eight (8) of these drill holes intersected significant intervals of gold mineralization. The two (2) best holes reported intercepts of 25 feet of 0.014 ounces per ton gold and 30 feet of 0.024 ounces per ton of gold, including a ten (10) foot intercept of 0.045 ounces of gold per ton.

Based upon these drilling results, we negotiated a three (3) year amendment to our underlying option to purchase the 20 HiHo claims (see below) and commenced mapping and assaying of the 24 Dome claims in April and May of 2006. Detailed mapping and sampling of the southern part of the property and required reclamation work related to the drilling program last fall has been completed. Drill holes are now being sited and an application for a drilling permit has been submitted to the Bureau of Land Management.

We entered into a five (5) year Exploration and Option to Enter Joint Venture Agreement with Toquima on August 16, 2005, with an effective date of April 26, 2005. Upon executing the agreement, we made a cash payment to Toquima in the amount of $21,000 and also issued to Toquima 200,000 shares of our restricted Common Stock. In March of each year, we must pay Toquima $10,000 in cash and make the underlying lease payments until we have either earned our 51% interest in the property and entered into a joint venture with Toquima or terminated the agreement. We have completed the first year’s work expenditure requirement and paid Toquima the required March 2006 lease payment. In each of the remaining four lease years, work commitment expenditures total $180,000, $400,000, $500,000 and $540,000. We will have earned a 51% interest in the project upon expending this total $2,000,000 in exploration expenditures and property and claims maintenance fees by March 1, 2010.

32

In April 2006, we signed an amendment extending, until April 13, 2009, the underlying option to purchase the 20 unpatented HiHo claims. Instead of making the required payment of $200,000 to exercise the option by April 13, 2006, we signed an Amendment in April and paid the underlying optionee $10,000. In order to maintain this option, we must pay the optionee and additional $10,000 by April 13, 2007 and then an additional $20,000 by April 13, 2008. These payments are creditable against the option exercise price of $200,000. This amendment also grants the underlying optionee a one pecent (1%) net smelter return royalty on the 24 Dome claims.

We do not know whether we will succeed in locating an economic mineral deposit on this property.

Trinity Silver Project - Pershing County, Nevada

The Trinity Silver Project (“Trinity Silver”) is located 16 miles northwest of the town of Lovelock in Pershing County, Nevada. The property is accessed on the west side from a well-maintained dirt road off of state highway 399. Heavy trucks can directly access the site by this route.

Trinity Silver consists of 59 unpatented mining claims and about 5,000 acres of fee land, or about 5,800 acres in total, located in Pershing County, Nevada. AuEx, Inc. (“AuEx”), a wholly owned subsidiary of AuEx Ventures, Inc., leased this property package from Newmont Mining Corporation (“Newmont”) in late July 2005.

Silver mineralization was discovered at the Trinity property by US Borax in 1981. The age of this mineralization appears to be around 25 million years old. Following exploration by US Borax and Santa Fe Pacific Gold Corp. from 1982 to 1986, US Borax operated an open pit mine on the property from 1987 to 1989, producing about 5 million ounces of silver from 1.1 million tons of oxidized ore before the property was then completely reclaimed. Santa Fe explored the district from 1990 to 1992, but since that time no further work has been done on the property, until our current drill program commenced the end of April 2006. A large volume of raw data and reports that were developed during the late 1980s and early 1990s were recently made available to us and we are still studying and compiling them into a drilling database.

As was announced by AuEx Ventures, Inc., the parent company of AuEx, we commenced an initial drilling program on this property at the end of April 2006 and completed 3,712 feet of drilling in mid-June. This completes more than the first two (2) years of our required exploration work expenditure for the project. The core from this drilling has now been assayed and the results are being studied. The purpose of this first drill program was to confirm and gain geologic information on high-grade intercepts obtained by U.S. Borax in sulfide mineralization extending below the shallow pit on the property. Sulfide targets beneath high-grade breccia zones in the pit will be pursued, as well as a number of outlying targets that have not yet been evaluated. When the results of our new drilling have been evaluated and compared with the old data, we will plan a new phase of drilling. An updated computation of the known silver mineralization on the property may then be obtained from an independent engineering firm.

We entered into a five (5) year Exploration and Development Agreement with AuEx on September 16, 2005. Upon executing the agreement, we made a cash payment to AuEx in the amount of $10,000. We must expend at least $75,000 on exploration during the first year of the agreement. In the second year, we must expend a further $125,000 on exploration. We have now completed both the first and second year’s work commitment. A total of $1,000,000 must be expended on exploration and development within the first three (3) years to earn a 25% interest in the property and the project. We may then elect to expend an additional $1,000,000 prior to the fifth anniversary of the effective date of the agreement to earn a 51% interest. At that point, we may elect to enter into a joint venture with AuEx or

33

expend a further $2,000,000 on exploration and development to earn a 60% interest in the project and then enter into a joint venture with AuEx. Prior to the third anniversary, we may purchase the entire property from Newmont for $500,000, or for $1,000,000 after that date (such payment by us would be creditable against its earn-in requirements), subject to certain clawback provisions by Newmont and a sliding scale royalty that increases to five percent (5%) at silver prices above $10 per ounce. This royalty may be reduced by one percentage point under certain conditions. We may terminate our agreement with AuEx on 30 days notice.

We do not know whether we will succeed in locating an economic mineral deposit on this property.

Bullion Mountain Gold Project - Lander County, Nevada

The Bullion Mountain Gold Project (“Bullion Mountain”) is located approximately 21 miles southeast of the town of Battle Mountain and approximately 8 miles west-southwest of Crescent Valley in Lander County, Nevada. The property is accessed on the west side from Battle Mountain via the Hilltop Road with four wheel drive trucks or on the east side from a well-maintained dirt road from Crescent Valley.

Bullion Mountain consists of the 17 unpatented ‘Bully’ claims on Bullion Mountain in the northern Shoshone Range and in the Battle Mountain - Cortez trend. This property is located approximately 30 miles southeast of our Dome-HiHo property.

The Shoshone Range is underlain by siliceous and volcanic rocks of Ordovician and Devonian age, in a complex array of fault slices in the upper plate of the Roberts Mountain Thrust. These sequences were subsequently intruded by an approximately 38 million year old (Eocene) granodiorite and overlain by Miocene basalts and andesites.

Exploration and small-scale mining around these claims date back to about the early 1900s. The only known modern exploration on this property was conducted in 1989 by ASARCO with the drilling of eight (8) vertical holes on the property obtaining intersections of 20 feet of 0.023 ounces of gold per ton; ten (10) feet of 0.204 ounces of gold per ton and several other ten (10) foot intersections grading more than 0.01 ounces of gold per ton. We have not confirmed these results. Assays of brecciated and limonitic surface samples on this property have returned assays of up to several tenths of an ounce of gold per ton. Detailed geologic mapping has been completed and soil sampling will commence later this summer. Following the results of this work, drill holes will be sited later this year and access roads planned. We anticipate that this work will be permitted and commence in 2007.

We entered into a ten-year Lease Agreement with Option to Purchase with Nevada Eagle Resources (“NER”) on March 1, 2006. Upon executing the agreement, we made a cash payment to NER in the amount of $5,000 and also reimbursed NER for $2,274 of claims holding fees. The same amount is due to NER on the first anniversary of the agreement, $10,000 in cash on the second anniversary, and $15,000 in cash at the beginning of each successive lease year after that. Work commitment expenditures are $20,000 during the first lease year and $50,000 in the second lease year, and in addition we are required to pay all property maintenance costs while the agreement is in effect. During the term of the agreement, we may purchase the property for $500,000, subject to a three percent (3%) Net Smelter Returns royalty on production from the property. Two (2) of the three (3) royalty points may be purchased for $1,000,000 each. All lease and claims and property maintenance payments and all work expenditure requirements and all other expenditures made for the benefit of the property by us would be deducted from this purchase price. We have the right to terminate this agreement at any time upon 60 days notice.

34

We do not know whether we will succeed in locating an economic mineral deposit on this property.

Pasco Canyon Gold Project - Nye County, Nevada

The Pasco Canyon Gold Project (“Pasco Canyon”) is located approximately 55 miles north of the town of Tonopah, Nevada. This property is located in Nye County, Nevada, and consists of 24 contiguous unpatented mining claims. The property is accessed from state highway 82 on the east side from a well-maintained dirt road. Heavy trucks can access the site by way of state highway 82, which connects to U. S. highway 50.

Pasco Canyon is an epithermal gold target within an alteration zone that was initially defined from satellite imagery. Outcroppings of hydrothermally altered volcanic breccia exhibit strong silicification and hypogene clay alteration with abundant limonite. Coarsely bladed quartz pseudomorphs after calcite in veins and in the breccia matrix are suggestive of a boiling zone, typically associated with low sulfide epithermal gold mineralization. The surface exposures are anomalous in arsenic, mercury, barium and manganese, common pathfinder elements in gold exploration, but the surface outcroppings are only weakly anomalous in gold. Gold values can vary significantly with depth in such deposits, and these surface exposures may represent the upper part of a mineralized system.

This property is located at the junction of two calderas, within the Toquima Caldera Complex. A program of detailed geologic mapping and sampling began in April 2006 to define drill targets. Drill sites have now been selected and a drilling plan with access roads has been prepared and submitted to the United States Forest Service for approval.

No claims had ever been filed on this property prior to its staking by AuEx in 2003. Two (2) holes were drilled by NDT Ventures, Ltd. in 2004, but they tested only the most accessible east fringe of the property to a depth of only about 600 feet. We have recently completed detailed geologic mapping and have submitted to the United States Forest Service a plan for road building and drilling. We anticipate drilling at least two (2) or three (3) reverse circulation holes to 1,000 feet or more next summer.

We entered into a five (5) year Option Agreement with AuEx on February 14, 2006. Upon executing the agreement, we made a cash payment to AuEx in the amount of $10,000. We must pay all the claims maintenance fees and expend at least $50,000 in exploration expenditures during the first year; $100,000 during the second year; $200,000 during the third year; $200,000 during the fourth year and $450,000 during the fifth year of the Option Agreement to earn a 60% interest in the property and the project, subject to a one percent (1%) Net Smelter Returns royalty which would be payable to the two (2) principals of AuEx. We may terminate this agreement at any time after the first year upon 30 days notice. Upon achieving an undivided 60% interest, we will then form a joint venture and we would be the operator of the joint venture.

We do not know whether we will succeed in locating an economic mineral deposit on this property.

Dutch Flat Gold Project – Humboldt County, Nevada

The Dutch Flat gold project is located 19 miles northeast of the town of Winnemucca and 15 miles north of Golconda in Humboldt County, Nevada (“Dutch Flat”). The property is accessed on the west side from Dutch Flat Road, a well maintained paved/dirt road. Heavy trucks can access the site by Dutch Flat Road, which connects to state highway 95 and to U.S. interstate highway I-80 at Winnemucca.

35

Dutch Flat consists of 114 unpatented mining claims that are located at the northern end of the Battle Mountain – Eureka Trend and, at the southwest end of the Hot Springs Range. The host rocks are shales and feldspathic sandstones of the Cambrian Harmony Formation, which have been intruded by a younger, possibly Cretaceous age, granodiorite stock. The sedimentary rocks have been metamorphosed to hornfels with quartz veinlets at the contact with the intrusive.

Gold production of $211,276 is recorded from this district prior to 1950. Mercury production from 1936 to 1957 is recorded at 1,098 flasks. AGI explored this district from 1982 to 1988. They drilled 49 rotary holes totaling 14,381 feet with Brican Resources Ltd. between 1985 and 1988 and discovered a low-grade gold resource in the property.

Cordex Exploration Co. (“Cordex”) and Columbus Gold (U.S.) Corporation (“Columbus”) have consolidated and extended this claim position in recent years. They have also completed geologic mapping and sampling of the property and assembled the data and reports from previous exploration. A ground magnetic survey of the property has just been completed and a drilling permit has been received from the Bureau of Land Management. We are now planning to conduct a shallow reverse circulation drilling program of about 4,000 feet this fall largely to evaluate the degree to which previous drilling may have undervalued the free gold content of the property.

We entered into a five (5) year Exploration Agreement With Option To Form Joint Venture with Columbus on July 2, 2006. Upon executing the agreement, we made a cash payment of $35,000. In accordance with the agreement we must expend at least $200,000 in exploration expenditures during the first year; $300,000 during the second year; and $500,000 during each of the third, fourth and fifth years of the agreement. Except for the initial $35,000 cash payment, all payments made by us for the benefit of the project shall be credited towards the work expenditure requirements, including payment of the annual claims maintenance fees. We shall have the right to appoint the operator of the exploration work program at the commencement of each agreement year and we have appointed Columbus, which will utilize the services and expertise of Cordex, to operate the exploration work program for the first year of the agreement. Upon completion of the $2,000,000 in exploration expenditures over the five (5) year period, we shall have earned a 51% interest in the property. We can then elect to (i) earn an additional 19% interest by funding a positive feasibility study for the project, or (ii) form a 51% joint venture with Columbus. We would be the operator of the joint venture. We may terminate this agreement at any time after the first year upon 30 days notice.

Six (6) of the claims are subject to a one and one half percent (1.5%) Net Smelter Returns royalty. An Area of Interest extending two (2) miles from the exterior boundaries of the property has been established by the parties. Also, one (1) of our current directors has an interest in a company that holds a one percent (1%) Net Smelter Returns royalty on 16 of the claims as well as additional claims located within a portion of the Area of Interest.

We do not know whether we will succeed in locating an economic mineral deposit on this property.

The following is a map highlighting the location of our leased properties.

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior Short Term Advances Made by Robert M. Shields, Jr.

During the fiscal year ended December 31, 2002, Mr. Shields advanced to us $35,800. During the fiscal year ended December 31, 2002, the outstanding advances accrued interest in the amount of $1,927.08. During the fiscal year ended December 31, 2003, we paid Mr. Shields $29,120. During the fiscal year ended December 31, 2003, the outstanding advances accrued interest in the amount of $2,076.51. At December 31, 2003, we owed Mr. Shields $6,680.00 plus $4,003.59 in accrued interest. During the fiscal year ended December 31, 2004, the outstanding advances accrued interest in the amount of $60.75. During the fiscal year ended December 31, 2004, we paid Mr. Shields $13,064.34, representing all the principal and interest owed to Mr. Shields at that time.

37

Current Short Term Advances Made by Robert M. Shields, Jr.

During the fiscal year ended December 31, 2005, Mr. Shields advanced $98,900 to us. All advances made by Mr. Shields carry an interest rate of five percent (5%) per annum. During the fiscal year ended December 31, 2005, the outstanding advances accrued interest in the amount of $1,405.46. During the current fiscal year, Mr. Shields advanced to us an additional $15,050. At June 30, 2006, we owed Mr. Shields an amount of $40,750 plus $1,016 in accrued interest. On July 3, 2006, July 11, 2006, July 31, 2006 and August 11, 2006, we made payments to Mr. Shields in the aggregate amount of $41,861.74, which represented all the principal and interest owed to Mr. Shields at that time.

Interested Party Transactions Involving Ralph W. Kettell, II

On September 29, 2005, Ralph W. Kettell, II, one of our directors, converted a Convertible Promissory Note dated January 14, 2004, in the original principal amount of $15,000, into 170,156 shares of our Common Stock.

On October 10, 2005, Concentric Energy Corp., of which Ralph W. Kettell, II is the Chief Executive Officer, President and Chairman, converted a Convertible Promissory Note dated January 3, 2005, in the original principal amount of $40,000, into 656,298 shares of our Common Stock and 656,298 Common Stock warrants exercisable at $0.08 until October 10, 2007.

We entered into a five-year Exploration and Development Agreement with AuEx on September 16, 2005 on the Trinity Silver Property and a five year Option Agreement with AuEx on February 14, 2006 on the Pasco Canyon Gold Property. Ralph W. Kettell, II, one of our directors, is a founder of AuEx. Although our Board of Directors approved the transaction, Mr. Kettell did not participate in the discussions about, or approval of, these agreements by our Board of Directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Our Common Stock is traded on the Pink Sheets’ Electronic Quotation Service under the symbol “PIED” or “PIED.PK.”

The following table shows the range of the high and low bids for our Common Stock as reported by the Pink Sheets for the time periods indicated.

	High	Low
Quarter ended March 31, 2004	$0.25	$0.11
Quarter ended June 30, 2004	$0.15	$0.08
Quarter ended September 30, 2004	$0.12	$0.04
Quarter ended December 31, 2004	$0.10	$0.045
Quarter ended March 31, 2005	$0.11	$0.05
Quarter ended June 30, 2005	$0.11	$0.061
Quarter ended September 30, 2005	$0.098	$0.06
Quarter ended December 31, 2005	$0.12	$0.065
Quarter ended March 31, 2006	$0.27	$0.09
Quarter ended June 30, 2006	$0.29	$0.15

38

At September 13, 2006, the closing bid price for our Common Stock as reported by the Pink Sheets was $0.175.

As of December 31, 2005, the number of our stockholders of record was approximately 330, not including stockholders whose shares are held by banks, brokers and other nominees. As of December 31, 2005, we had a total of 6,523,290 shares of our Common Stock underlying outstanding options and warrants.

Dividend Policy

We have paid no dividends on our Common Stock since our inception and may not do so in the future.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2005, we had no equity compensation plans in place.

EXECUTIVE COMPENSATION

Summary Compensation

The following table and attached notes sets forth the compensation of our executive officers and directors during each of the last three (3) fiscal years. The remuneration described in the table does not include the costs of reimbursed expenses furnished to the named executive officers. The executive officers named below did not receive any other compensation or benefits:

			Annual Compensation		Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual compensation ($)	Restricted stock award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP pay-outs ($)	All other compensation ($)

Robert M. Shields, Jr.,	2005	$60,000	$-0-	$-0-	$-0-	1,500,000	$-0-	$-0-
Director, CEO, CFO, Chairman, Treasurer & President	2004	$60,000	$-0-	$-0-	$-0-	-0-	$-0-	$-0-
	2003	$60,000	$-0-	$-0-	$-0-	-0-	$-0-	$-0-

Lewis B. Gustafson,	2005	$31,400	$-0-	$-0-	$-0-	250,000	$-0-	$-0-
Director & Vice President-Exploration	2004	$-0-	$-0-	$-0-	$-0-	-0-	$-0-	$-0-
	2003	$-0-	$-0-	$-0-	$-0-	-0-	$-0-	$-0-

39

Option/SAR Grants In Last Fiscal Year

The following table provides information relating to stock options granted during fiscal year ended December 31, 2005.

		% of Total
		Options
		Granted to	Exercise
	Options/SARs	Employees in	Price per	Expiration
	Granted (#)	Fiscal Year	Share	Date

Robert M. Shields, Jr.	1,500,000	51.28%	$0.25	02/03/2012

Lewis B. Gustafson	250,000	8.55%	$0.20	02/03/2010

Percentages shown under “Percent of Total Options Granted to Employees in the Last Fiscal Year” are based on an aggregate of 2,925,000 options granted during the year ended December 31, 2005.

Stock Option Plans

Currently, we do not have any stock option plans in place for officers, key employees or non-employee directors.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

We granted 2,925,000 options during the fiscal year ended December 31, 2005 outside of any equity compensation plans. As of December 31, 2005, there were 3,425,000 options outstanding. No options were exercised during the fiscal year ended December 31, 2005.

Long-Term Incentive Plans-Awards in Last Fiscal Year

We do not currently have any long-term incentive plans.

Compensation of Directors

Directors are reimbursed for their expenses of attending meetings of our Board of Directors and its Committees. All Directors, with the exception of the Chief Executive Officer, are reimbursed $200 for each Board of Directors meeting attended. Committee members are paid $200 for each Committee meeting attended, while the Chairman of each Committee is paid $300 for each Committee meeting attended.

Employment Agreements

We do not currently have any employment agreements with our executive officers.

40

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Pratt-Thomas, Gumb & Co., P.A.’s report on our consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion, nor was it modified as to any uncertainty, audit scope or accounting principles, except for the going concern modification referenced on page 27 of this Prospectus.

During the fiscal years ended December 31, 2004 and 2005, there were no disagreements with Pratt-Thomas, Gumb & Co., P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Pratt-Thomas, Gumb & Co., P.A.’s satisfaction, would have caused them to make reference to the subject matter of such disagreements in connection with their report on our consolidated financial statements for such years. Neither we, nor anyone acting on our behalf, consulted Pratt-Thomas, Gumb & Co., P.A. regarding any matters specified in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-B.

LEGAL MATTERS

The validity of the shares of Common Stock offered by the Selling Stockholders will be passed on by the law firm of Bullivant Houser Bailey PC, Sacramento, California.

EXPERTS

Pratt-Thomas Gumb & Co., P.A., independent registered public accountants, audited our consolidated financial statements as of and for the years ended December 31, 2005 and 2004. We have included our financial statements in this Prospectus and elsewhere in the Registration Statement in reliance upon Pratt-Thomas, Gumb & Co., P.A.’s reports given on its authority as an expert in accounting and auditing.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for our Common Stock is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016. Their telephone number is (908) 497-2300.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

41

PIEDMONT MINING COMPANY, INC.

FINANCIAL STATEMENTS AND REPORTS OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm dated August 3, 2006	F-2

Consolidated Balance Sheets at June 30, 2006 (unaudited) and December 31, 2005 (audited)	F-4

Consolidated Statements of Loss (unaudited) for the six and three months ended June 30, 2006 and 2005 and the period January 1, 2002 to June 30, 2006	F-5

Consolidated Statements of Shareholders Deficit for the six months ended June 30, 2006 (unaudited) and the year ended December 31, 2005 (audited)	F-6

Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 2006 and 2005 and the period January 1, 2002 to June 30, 2006	F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm dated May 31, 2006 except for the fourth paragraph, as to which the date is August 9, 2006	F-22

Consolidated Balance Sheets at March 31, 2006 (unaudited) and December 31, 2005 (audited)	F-23

Consolidated Statements of Loss (unaudited) for the three months ended March 31, 2006 and 2005 and the period January 1, 2002 to March 31, 2006	F-24

Consolidated Statements of Shareholders Deficit for the three months ended March 31, 2006 (unaudited) and for the year ended December 31, 2005 (audited)	F-25

Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2006 and 2005 and the period January 1, 2002 to March 31, 2006	F-26

Notes to Consolidated Financial Statements	F-27

Report of Independent Registered Public Accounting Firm dated April 12, 2006 except for the fourth paragraph, as to which the date is August 9, 2006	F-39

Consolidated Balance Sheets at December 31, 2005 and December 31, 2004	F-40

Consolidated Statements of Loss for the fiscal years ended December 31, 2005 and 2004 and the period January 1, 2002 to December 31, 2005	F-41

Consolidated Statements of Shareholders Deficit for the fiscal years ended December 31, 2005 and 2004	F-42

Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2005 and 2004 and the period January 1, 2002 to December 31, 2005	F-43

Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2005 and December 31, 2004	F-44

PRATT-THOMAS, GUMB & CO., P.A.

CERTIFIED PUBLIC ACCOUNTANTS

AND BUSINESS ADVISORS

P.O. BOX 973(525 EAST BAY STREET, SUITE 100

CHARLESTON, SOUTH CAROLINA 29402

(843) 722-6443

(843) 723-2647 FAX

E-MAIL: cpa@p-tg.com

www.prattthomasgumb.com

BARRY D. GUMB	MEMBERS
HAROLD R. PRATT-THOMAS, JR.	AMERICAN INSTITUTE OF CPAS
LYNNE LORING KERRISON	THE AICPA ALLIANCE OF CPA FIRMS
ROY STRICKLAND	S.C. ASSOCIATION OF CPAS
PATRICIA B. WILSON
RUDOLPH S. THOMAS

INDEPENDENT ACCOUNTANTS’ REPORT

To the Stockholders

Piedmont Mining Company, Inc.

New York, NY

We have reviewed the accompanying consolidated balance sheets of Piedmont Mining Company, Inc. (an exploration stage corporation) and subsidiaries (the Company), as of June 30, 2006, the related consolidated statements of loss for the six and three months ended June 30, 2006 and 2005, the related consolidated statements of stockholders’ deficit for the six months ended June 30, 2006, and the related consolidated statement of cash flows for the six months ended June 30, 2006 and 2005. These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with United States generally accepted accounting principles.

As discussed in Note 12 to the financial statements, certain errors resulting in the misstatement of previously reported amounts as of June 30, 2006, and December 31, 2005, and for the three and six months ended June 30, 2006 and 2005, were discovered subsequent to the issuance of our report on those consolidated financial statements dated August 3, 2006.  Accordingly, the accompanying consolidated financial statements as of June 30, 2006, and for the periods ending June 30, 2006 and 2005 and as of December 31, 2005 have been restated to correct the errors.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Piedmont Mining Company, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated April 12, 2006, (except for the correction of an error paragraph therein, as to which the date was August 9, 2006), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2005, is fairly stated.

F-2

PRATT-THOMAS, GUMB & CO., P.A.

CERTIFIED PUBLIC ACCOUNTANTS

AND BUSINESS ADVISORS

P.O. BOX 973(525 EAST BAY STREET, SUITE 100

CHARLESTON, SOUTH CAROLINA 29402

(843) 722-6443

(843) 723-2647 FAX

E-MAIL: cpa@p-tg.com

www.prattthomasgumb.com

BARRY D. GUMB	MEMBERS
HAROLD R. PRATT-THOMAS, JR.	AMERICAN INSTITUTE OF CPAS
LYNNE LORING KERRISON	THE AICPA ALLIANCE OF CPA FIRMS
ROY STRICKLAND	S.C. ASSOCIATION OF CPAS
PATRICIA B. WILSON
RUDOLPH S. THOMAS

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has no revenue or cash flow from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRATT-THOMAS, GUMB & CO., P.A.

August 3, 2006, except for the fourth paragraph above,
as to which the date is September 1, 2006.

F-3

PIEDMONT MINING COMPANY, INC. (An Exploration Stage Company) CONSOLIDATED BALANCE SHEETS JUNE 30, 2006 and DECEMBER 31, 2005
June 30,	December 31,
2006 (unaudited) As Restated	2005 (audited) As Restated
ASSETS
Current Assets
Cash and cash equivalents	$ 644,798	$ 400
Prepaid expenses and other	4,651	20,559
Total Current Assets	649,449	20,959
Long Lived Assets, net	2,457	1,667
Other Assets
Exploration projects	120,500	75,500

Total Assets	$ 772,406	$ 98,126
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$ 140,850	$ 2,281
Bank overdraft	-	8,247
Accrued expenses	56,372	43,839
Accrued expenses – due to officers	122,405	264,234
Other liabilities	-	9,809
Due to directors	40,750	123,940
Convertible notes	-	27,000
Total Current Liabilities	360,377	479,350
Stockholders’ Equity (Deficit)
Preferred stock, $1.00 par value; 25,000,000
shares authorized; no shares issued or
outstanding at June 30, 2006 and
December 31, 2005	-	-
Common stock, no par value; 100,000,000 shares
authorized; 53,606,517 shares issued and outstanding
at June 30, 2006; 43,958,041 shares issued and	14,162,916	12,820,971
outstanding at December 31, 2005
Contributed capital	371,075	371,075
Contributed capital – stock warrants	119,781	-
Contributed capital – stock options	24,700	-
Accumulated deficit	(12,564,287)	(12,564,287)
Deficit accumulated during exploration stage	(1,702,156)	(1,008,983)
Total Stockholders’ Equity (Deficit)	412,029	(381,224)
Total Liabilities and Stockholders’ Equity (Deficit)	$ 772,406	$ 98,126

See independent accountant’s report and accompanying notes.

F-4

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2006 AND 2005

AND THE PERIOD JANUARY 1, 2002 TO JUNE 30, 2006

					Exploration
					Stage Period
	Three Months Ended		Six Months Ended		January 1, 2002
	June 30,		June 30,		through
	2006 (unaudited) As Restated	2005 (unaudited) As Restated	2006 (unaudited) As Restated	2005 (unaudited) As Restated	June 30, 2006 As Restated

Operating Expenses
General and administrative	$ 144,609	$ 13,266	$ 163,784	$ 32,796	$ 434,191
Compensation, professional, legal and accounting	106,664	31,671	149,121	51,780	391,879
Depreciation expense	250	250	500	500	142,637
Research and development	5,868	6,395	8,568	16,291	67,684
Exploration, geological and geophysical costs	351,969	29,471	372,474	32,942	586,531

Loss from operations	(609,360)	(81,053)	(694,447)	(134,309)	(1,622,922)

Other Income (Expense)
Interest income	3,548	17	3,548	22	3,580
Interest expense	(1,722)	(6,349)	(2,493)	(11,700)	(36,443)
Other income	36	3,169	219	3,169	219
Gain on sale of historic gold bar and mineral rights	-	-	-	-	46,410
Loss on legal and note receivable settlements	-	-	-	-	(93,000)

Total other income, net	1,862	(3,163)	1,274	(8,509)	(79,234)

Net Loss	$ (607,498)	$ (84,216)	$ (693,173)	$ (142,818)	$ (1,702,156)

Loss per share
Basic	$ (0.012)	$ (0.002)	$ (0.014)	$ (0.004)
Diluted	$ (0.010)	$ (0.002)	$ (0.013)	$ (0.003)

See independent accountant’s report and accompanying notes

F-5

PIEDMONT MINING COMPANY, INC. (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2006 FOR THE YEAR ENDED DECEMBER 31, 2005

					Contributed Capital- Stock Options		Deficit Accumulated During Exploration Stage
	Common Stock					Accumulated Deficit
	No. of Shares	$ As Restated	Contributed Capital	Contributed Capital- Stock Warrants As Restated				Total Shareholders Deficit As Restated
Balance, December 31, 2004	37,152,646	$ 12,335,434	$ 371,075	$ -	$ -	$ (12,564,287)	$ (546,094)	$ (403,872)
Stock issued upon conversion of debt	4,063,403	316,037	-	-	-	-	-	316,037
Sales of stock	2,441,992	145,000	-	-	-	-	-	145,000
Payments in stock on exploration projects	300,000	24,500	-	-	-	-	-	24,500
Net loss	-	-	-	-	-	-	(462,889)	(462,889)
Balance, December 31, 2005	43,958,041	12,820,971	371,075	-	-	(12,564,287)	(1,008,983)	(381,224)
Sales of stock	9,648,476	1,341,945	-	-	-	-	-	1,341,945
Issuance of stock warrants	-	-	-	119,781	-	-	-	119,781
Issuance of stock options	-	-	-	-	24,700	-	-	24,700
Net loss	-	-	-	-	-	-	(693,173)	(693,173)
Balance, June 30, 2006	53,606,517	$ 14,162,916	$ 371,075	$ 119,781	$ 24,700	$ (12,564,287)	$ (1,702,156)	$ 412,029

See independent accountant’s report and accompanying notes.

F-6

PIEDMONT MINING COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
AND THE PERIOD JANUARY 1, 2002 TO JUNE 30, 2006
			Exploration Stage
			Period
	Six Months Ended June 30,		January 1, 2002
			through
	2006 (unaudited) As Restated	2005 (unaudited) As Restated	June 30, 2006 As Restated
Cash Flows from Operating Activities:
Net loss	$ (693,173)	$ (142,818)	$ (1,702,156)
Adjustments to reconcile net loss
to net cash used in operating activities:
Gain on sale of mineral rights	-	-	(40,000)
Loss on settlement of note receivable	-	-	19,000
Issuance of stock options	24,700	-	24,700
Depreciation	500	500	142,637
Changes due to (increase) decrease in operating assets:
Related party receivables	-	2,500	-
Prepaid expenses and other	15,908	13,888	(1,702)
Changes due to increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	9,273	64,876	280,171
Bank overdraft	(8,247)	-	-
Other liabilities	(9,809)	(9,567)	-
Net cash used in operating activities	(660,848)	(70,621)	(1,277,350)
Cash Flows from Investing Activities:
Purchase of long lived assets	(1,290)	-	(4,290)
Proceeds from note receivable	-	-	57,125
Proceeds from sale of mineral rights	-	-	40,000
Payments made on exploration projects	(35,000)	(28,500)	(86,000)
Net cash provided by (used in) investing activities	(36,290)	(28,500)	(6,835)
Cash Flows from Financing Activities:
Sales of stock & warrants	1,451,726	8,501	1,596,726
Payments on convertible debt	(27,000)	-	(27,000)
Proceeds on convertible debt	-	75,000	318,145
Proceeds from revolving note - due to officer
and advances from directors	-	-	157,309
Payments on revolving note - due to officer
and advances from directors	(83,190)	15,000	(130,564)
Net cash provided by financing activities	1,341,536	98,501	1,914,616
Net increase (decrease) in cash and cash equivalents	644,398	(620)	644,101
Cash and cash equivalents at beginning of period	400	1,041	697
Cash and cash equivalents at end of period	$ 644,798	$ 421	$ 644,798
See independent accountant’s report and accompanying notes.

F-7

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Significant Accounting Policies

a.

Nature of Business – Piedmont Mining Company, Inc. (the Company) was incorporated in 1983 under the laws of North Carolina and is an exploration stage company engaged in the exploration for gold and silver. All properties currently under exploration are located in Nevada.

b.	Basis of Presentation – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

c.

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NetColony, LLC and Piedmont Gold Company, Inc. Neither subsidiary has material operations, tangible assts or liabilities. All significant intercompany accounts and transactions, if any, have been eliminated in consolidation.

d.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures, such as the allowance for doubtful accounts and various accruals. Accordingly, actual results could differ from those estimates.

e.

Long Lived Assets – Long lived assets are comprised of websites and equipment. They are recorded at cost and depreciated using the straight-line basis over their useful lives. Depreciation expense for the quarters ended June 30, 2006 and 2005 was $500 and $500, respectively.

f.

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all holdings of highly liquid investments with original maturities of three months or less and investments in money market funds to be cash equivalents. At June 30, 2006, the Company’s cash in bank balances exceeded the federally insured limits. At June 30, 2006, the Company’s uninsured cash balances totaled $549,654.

g.

Research and Development Costs and Exploration Projects – Pursuant to Emerging Issues Task Force (EITF) 04-02 mineral rights are capitalized at cost.  This includes lease payments under exploration agreements.  The projects are assessed for write-off when facts and circumstances indicate their carrying values exceed their recoverable values, such as failure to discover mineable ore. If a mineable ore body is found, these costs will be amortized when production begins using a units-of-production method.   These costs are recorded to exploration projects on the consolidated balance sheets. Other exploration and geological costs and research and development costs are expensed as incurred.

h.

Net Loss Per Share – In accordance with Statement of Financial Accounting Standard (SFAS) No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98, basic earnings/loss per common share (EPS) is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Under SFAS 128, diluted earnings/loss per share is computed by dividing the net loss for the period, with interest expense added back, by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period.

Net loss used in determining basic EPS was ($607,498) and ($693,173) for the three and six months ended June 30, 2006 and ($84,216) and ($142,818) for the three and six months ended June 30, 2005. The weighted average number of shares of common stock used in determining basic EPS was 51.77 and 48.44 million for the three and six months ended June 30, 2006 and 37.22 and 37.19 million for the three and six months ended June 30, 2005.

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Significant Accounting Policies – continued

h.

Net Loss Per Share – continued - Net loss used in determining diluted EPS was ($607,498) and ($693,173) for the three and six months ended June 30, 2006 and ($78,756) and ($132,006) for the three and six months ended June 30, 2005. The weighted average number of shares of common stock used in determining diluted EPS was 59.48 and 54.56 million for the three and six months ended June 30, 2006 and 40.47 and 40.43 million for the three and six months ended June 30, 2005.

i.

Income Taxes –The Company provides for income taxes under SFAS 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. SFAS 109 requires that a valuation allowance be established if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. The provision for federal income tax differs from that computed by applying federal statutory rates to income before federal income tax expense mainly due to expenses that are not deductible and income that is not taxable for federal income taxes, including permanent differences such as non-deductible meals and entertainment.

j.

Stock Options – Prior to January 1, 2006, the Company followed Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for stock options issued to employees and directors. Under APB 25, when the exercise price of stock options equals or is less than the fair market value of the underlying stock of the date of grant, no compensation expense is recognized. For options issued to service providers, the Company follows SFAS No. 123, Accounting for Stock-Based Compensation, which requires recording the options at the fair value of the service provided.

Beginning January 1, 2006, the Company adopted SFAS 123(R), Share-Based Payment, which calls for recording stock-based compensation under the fair value method for stock options awarded to employees.

2.

Going Concern – The Company has had no revenues or cash flow from operations. This is because the Company is an exploration stage company, exploring mineral properties but not yet generating any revenue from those properties. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern.

In response to these adverse conditions, management is continuing to look for financing from various sources, including private placements from investors and institutions. Management believes these efforts will contribute toward funding the Company’s activities until revenue can be earned from the properties or a sale can be consummated. The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining this financing and satisfying certain obligations, such as compensating its officers and consultants through non-cash means including the issuance of stock options. If this is not achieved, the Company may be unable to obtain sufficient cash flow to fund its operations and obligations, and therefore, may be unable to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence or be required to sell its assets.

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.

Exploration Stage Company – As discussed in Note 1, the Company was formed in 1983. However, significant changes to the Company’s business and operations occurred from 1983 through 2002. The Company is currently in an exploration stage, which is characterized by significant expenditures for the examination and development of exploration opportunities. The Company’s focus for the foreseeable future will continue to be on exploration of various existing mineral properties and exploration of new properties.

4.

Convertible Promissory Notes – During 2003, the Company issued $85,000 of convertible promissory notes bearing interest at 5% per annum and maturing at various dates. During 2004, the Company issued an additional $158,145 of convertible promissory notes bearing interest at 5% per annum. During 2005, the Company issued $75,000 of convertible promissory notes, also bearing interest at 5% per annum. During 2005, most of these notes and the related accrued interest of $24,892 were converted into 4,063,403 shares of common stock. Conversion prices varied per agreement. One $27,000 convertible note remained unconverted at December 31, 2005 and was repaid in February 2006.

Two of the converted notes were with related parties. One of the Company’s directors held a note totaling $15,000 which converted into 170,156 shares. Also, this director is the chief operating officer of a company which held a note totaling $40,000 that converted into 656,298 shares.

5.

Related Party Transactions – The unpaid portion of the annual compensation of the Company’s President is included in accrued liabilities in the accompanying consolidated balance sheets. The unpaid amount included in accrued liabilities is $118,000 for the six months ending June 30, 2006 and $14,500 for the year ending December 31, 2005. From time to time, the Company’s officers and directors advance monies to the Company under an unwritten arrangement accruing 5% interest annually. The unpaid balances related to these advances at June 30, 2006 and December 31, 2005 are $40,750 and $123,940, respectively. The unpaid interest related to these advances at June 30, 2006 and December 31, 2005 was $1,016 and $1,405, respectively.

Various other related party transactions are disclosed in other notes.

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Income Taxes – Income taxes are paid only to the United States government and applicable state governments. The federal and state income tax expense (benefit) consists of the following:

	Six months ended June 30,
	2006	2005
Current:
Federal	$ -	$ -
State	-	-
Total current	-	-

Deferred:
Federal	(242,464)	(49,921)
State	(48,493)	(9,984)
Total deferred	(290,957)	(59,905)

Less valuation allowance	290,957	59,905

Income tax expense	$ -	$ -

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	Six months ended June 30,
	2006	2005

Net loss before taxes	$ (693,173)	$ (142,818)
Statutory rate	42%	42%
Total computed tax expense (benefit)	(291,133)	(59,984)
(Decrease) increase in taxes resulting from:
Temporary differences	176	79
Increase in valuation allowance	290,957	59,905

Income tax expense from continuing operations	$ -	$ -

Effective income tax rate	0%	0%

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.

Income Taxes – continued - The deferred tax assets result from net operating loss carry-forwards. These assets will therefore reverse either upon their utilization against taxable income or upon their statutory expiration. Federal net operating loss carry-forwards of $13,004,003 and $11,990,932 remained at June 30, 2006 and 2005, respectively, and expire as follows:

Expiration	Net Operating Loss
2009	$ 2,126,000
2010	1,695,000
2011	2,958,000
2012	1,300,000
2017	778,000
2018	573,000
2019	336,000
2020	1,368,000
2021	202,000
2022	179,000
2023	171,545
2024	161,755
2025	462,759
2026	692,944

$ 13,004,003

The Company’s deferred tax asset as June 30, 2006 and December 31, 2005 was $5,461,694 and $5,170,645, respectively. These were fully offset by valuation allowances, resulting in a net deferred tax asset of $0 for each period.

7.

Supplemental Cash Flow Information – The Company paid no cash for income taxes or interest for the three and six months ended June 30, 2006 or 2005. The Company paid $10,000 in common stock pursuant to the terms of the Antelope Ridge property agreement during the three and six months ended June 30, 2006. The Company awarded non-cash compensation in the form of stock options. See footnote 8 for further discussion.

8.

Stock Based Compensation and Other Equity Transactions – The Company does not have a stock based compensation plan in place.  The Company’s compensation committee makes recommendations to the Board of Directors for the granting of awards of stock options to its officers and directors on a case-by-case basis. Prior to January 1, 2006, the Company accounted for this plan in accordance with APB 25. Therefore, no stock-based employee compensation expense for stock options was reflected in the income for the three and six months ended June 30, 2005. Had compensation cost been recorded based on the fair value at grant date, the effect on net loss would have been immaterial. In making this determination, the Company estimated the fair market value of the options issued during the three and six months ended June 30, 2005, using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	2.54%
Volatility factor	17.00%
Contractual life of options, in years	5 to 7

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Stock Based Compensation and Other Equity Transactions – continued

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payments. The fair value of options issued during the three and six months ended June 30, 2006 was determined using the Black-Scholes option pricing model with the following assumptions:

	Three months ended June 30, 2006	Six months ended June 30, 2006
Risk-free interest rates	4.79%	4.43% to 4.79%
Volatility factor	22%	22% to 26%
Contractual life of options, in years	5	5
Service period in years	1 to 3	1 to 3
Weighted average calculated value of options granted	$ 0.027	$ 0.032

Of those granted during the six months ended June 30, 2006, 766,667 of the 2,350,000 vested immediately; 816,667 vest in 2007; and the remainder vest in 2008. The terms of these awards are five years. Total shares able to be purchased, as they vest, is 2,350,000. If employment is terminated, the employee may exercise within 90 days only those options that vested. The fair value of these options was $75,450 at the grant date. The weighted average fair value was $11,633 at grant date. Total compensation expense for the three and six months ended June 30, 2006 equaled $9,900 and $24,700 respectively, which corresponds to the vesting schedule. As of June 30, 2006, the total compensation expense related to nonvested awards to be recognized in future periods is $50,750. It will be recognized equally as it vests on the anniversary dates of the grants during 2007 and 2008. Of those granted during the six months ended June 30, 2005, 1,241,666 of the 2,925,000 vested immediately; 841,667 will vest on the first anniversary date; 841,667 will vest on the second anniversary date. The terms of these awards range from five to seven years. Total shares able to be purchased, as they vest, is 3,425,000. The fair value of these options was immaterial at the grant date. No cash was received in exchange for any of the options awarded. Since no options have been exercised, no proceeds have been received for the six months ended June 30, 2006 and 2005. Below is a summary of the stock option activity for the six months ended June 30, 2006 and 2005:

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Stock Based Compensation and Other Equity Transactions – continued

	Number of
	Shares	Weighted
	Subject to	Average
	Options	Exercise Price

Outstanding, December 31, 2004	500,000	$ 0.300
Granted, February 3, 2005	2,925,000	$ 0.226
Outstanding, June 30, 2005	3,425,000	$ 0.236

Outstanding, December 31, 2005	3,425,000	$ 0.236
Granted, February 8, 2006	1,200,000	$ 0.230
Expired, April 13, 2006	(500,000)	$ 0.300
Granted, June 16, 2006	1,150,000	$ 0.250
Outstanding, June 30, 2006	5,275,000	$ 0.232

		Weighted
		Average
	Nonvested	Fair
	Options	Value
Nonvested Options
Nonvested options, December 31, 2005	1,683,333	$ -
Granted, February 8, 2006	1,200,000	$ 0.037
Granted, June 16, 2006	1,150,000	$ 0.027
Vested	(1,608,333)	$ 0.015
Nonvested options, June 30, 2006	2,425,000	$ 0.019

If the options are exercised, the Company will issue stock from shares authorized but unissued. There is no policy for reserving shares to be issued upon exercise, nor is there a policy for repurchasing shares issued.

The following tables summarize information and terms of the options outstanding and exercisable:

As of June 30, 2005:

Options Outstanding				Options Exercisable

		Weighted			Weighted
		Average			Average
		Remaining	Weighted		Remaining	Weighted
Range of	Number	Contractual	Average	Number	Contractual	Average
Exercise Prices	of Shares	Life (in years)	Exercise Price	of Shares	Life (in years)	Exercise Price

$0.20-0.30	3,425,000	4.42	$ 0.236	1,741,667	4.093	$ 0.243

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Stock Based Compensation and Other Equity Transactions – continued

As of June 30, 2006:

Options Outstanding				Options Exercisable

		Weighted			Weighted
		Average			Average
		Remaining	Weighted		Remaining	Weighted
Range of	Number	Contractual	Average	Number	Contractual	Average
Exercise Prices	of Shares	Life (in years)	Exercise Price	of Shares	Life (in years)	Exercise Price

$0.20-0.25	5,275,000	4.68	$ 0.232	2,850,000	4.602	$ 0.228

Warrants – No warrants were issued during the six months ended June 30, 2005. During the six months ended June 30, 2006, the Company issued warrants granting holders the right to purchase 6,653,666 shares of common stock. These warrants were issued with the common stock sold during that time. Other warrants were issued as independent equity instruments in lieu of cash payment for commission fees for the stock placement. The Company estimates the total fair market value of these warrants to be $151,043 at the date of grant, using the same methods and assumptions employed above in valuing the stock options. This differs from the amount reflected in the consolidated balance sheet and statement of stockholders' deficit of $119,781 due to the allocation of the sales proceeds for the warrants sold with common stock. These proceeds were allocated based on the fair value of the stock and warrants:

Fair value of warrants issued as a unit with shares of common stock	$ 95,817
Fair value of warrants issued independent of other equity instruments	55,226
Fair value as stated above	$ 151,043

Fair value of stock sold in units	$ 1,955,033
Fair value of warrants sold in units	95,817
Total fair value of units sold	$ 2,050,850

Total proceeds received for units sold	$ 1,396,500
Amount allocated to stock based on proportional method	1,331,945
Amount allocated to warrants based on proportional method	$ 64,555

Fair value of warrants issued independent of other equity instruments	$ 55,226
Amount allocated to warrants sold in units	64,555
Total value of stock warrants as stated on balance sheet	$ 119,781

Outstanding total warrants at June 30, 2006 were 9,751,956. The exercise prices on all warrants range from $.08 to $.26 per share. The warrants are exercisable immediately upon issuance and the expiration dates range between one year and two years after issuance.

Common Stock – The holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available.

The Company did not declare or pay any cash dividends during the past two years. The Company has no present plan for the payment of any dividends.

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Long Lived Assets – Long lived assets are comprised of the following at June 30, 2006 and December 31, 2005:

	2006	2005

Websites	$ 190,738	$ 190,738
Computer equipment	1,290	-
Accumulated depreciation	(189,571)	(189,071)

Total long lived assets	$ 2,457	$ 1,667

10.	Disclosure About Fair Value of Financial Instruments by a Nonfinancial Entity –

Accounts payable and accrued expenses - The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of the obligations.

Due to directors - The carrying value of amounts due to directors approximates fair value due to the short term nature of the obligations.

Convertible notes - The carrying amounts approximate fair value based on current market rates for notes with similar maturities and terms.

The estimated fair values of the Company’s financial instruments are as follows as of June 30, 2006 and December 31, 2005:

	2006		2005

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Cash and cash equivalents	$ 644,798	$ 644,798	$ 400	$ 400
Accounts payable and bank overdraft	$ 140,850	$ 140,850	$ 10,528	$ 10,528
Accrued expenses	$ 56,372	$ 56,372	$ 43,839	$ 43,839
Accrued expenses - due to officers	$ 122,405	$ 122,405	$ 264,234	$ 264,234
Other liabilities	$ -	$ -	$ 9,809	$ 9,809
Due to directors	$ 40,750	$ 40,750	$ 123,940	$ 123,940
Convertible notes	$ -	$ -	$ 27,000	$ 27,000

The Company determined the estimated fair value amounts by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and estimation methodologies may have a material effect on the estimated fair values.

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Commitments – The Company entered into various property agreements during the six months ended 2006 and the year ended 2005. These include:

Antelope Ridge Project – On April 26, 2005, the Company entered into a ten year mining lease with an option to purchase this property. The Company must pay annual lease and option payments as follows:

By April 26, 2007: $15,000 plus $15,000 worth of Common Stock

On each subsequent anniversary date: $20,000 and $20,000 worth of Common Stock.

In addition, the Company is required to spend the following amounts on exploration and maintenance of the property as follows:

By April 26, 2007: $100,000

By April 26, 2008: $100,000

The Company may purchase this property for $1,000,000, subject to a 3% net smelter returns royalty on production from the property. The purchase option must be exercised prior to the commencement of production from the property. The Company has the right to terminate this agreement on 60 days notice to the lessor.

Bullion Mountain Project – Effective November 11, 2005, the Company entered into a ten year mining lease with option to purchase. Payments required on each anniversary date are as follows:

2006:	$ 5,000
2007:	$10,000
2008 and thereafter:	$15,000

In addition, the Company is required to spend the following amounts on exploration and maintenance of the property:

By November 11, 2006: $ 20,000
By November 11, 2007: $ 50,000

The Company has the option to purchase this property at any time for $500,000, which must be exercised before production can commence. All lease, work requirement and property maintenance payments made up to this point would be deducted from this price. Also, upon exercise of the purchase option, the Company would be required to pay a 3% net smelter returns royalty on production from the property. The Company has the right to terminate this agreement at any time by giving 60 days prior written notice.

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Commitments –Continued

Dome-Hi-Ho Project – On April 26, 2005, the Company entered into a five year exploration agreement with an option to enter into a joint venture agreement. The agreement was amended on April 3, 2006. The Company must elect by April 26, 2011 to exercise the underlying option on 20 of the claims by paying $200,000. Subsequent annual exploration and development requirements will be:

By March 1, 2007: $180,000

By March 1, 2008: $400,000

By March 1, 2009: $500,000

By March 1, 2010: $540,000

The Company is required to make the following additional payments, which are creditable against the option exercise price of $200,000:

By April 13, 2007: $ 10,000

By April 13, 2008: $ 20,000

Upon performance of the above requirements, the Company will be granted a 51% interest in the property. In addition, the Company is obligated to pay the underlying claims maintenance and property holding costs as well as annual rental payments under a preexisting lease agreement with a third party. The term of this lease is twenty years, beginning July 21, 2003. The Company will therefore be required to pay the following lease amounts:

2007	$ 8,333

After the 2007 anniversary date, the annual rental amount will be increased based on the Consumer Price Index. Also, the Company would be required to pay royalties based on a graduated scale, ranging from 3.0% to 4.0% should production occur on the property.

Trinity Silver Project - The Company entered into this agreement in September 2005. In order to earn an initial 25% interest in the property, the Company must spend a total of $1,000,000 on or for the benefit of the property prior to September 2008. Not less than $125,000 of this must be spent during the second year. In order to earn an additional 26% interest in the property, the Company must spend an additional $1,000,000 prior to September 2010. This would bring the Company’s total interest to 51%. In order to earn an additional 9% interest in the property (for a total of 60%), the Company must spend an additional $2,000,000 prior to September 2013. The Company may terminate this agreement at any time upon 30 days written notice, whereupon the Company would have no further obligations or liabilities under this agreement except for certain fees. Drilling began on this project in April 2006.

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Commitments –Continued

Pasco Canyon Project – On February 14, 2006, the Company entered into a five year exploration agreement with an option to enter into a joint venture agreement with the property owner. The agreement requires the Company to complete $1,000,000 in exploration and development costs over a five year period as follows:

Year 1	$ 50,000
Year 2	$100,000
Year 3	$200,000
Year 4	$200,000
Year 5	$450,000

Upon completion of the required expenditures the Company will have acquired a 60% undivided interest in the property. Furthermore, a formal joint venture agreement will be entered into by the Company and the owner of the property recognizes the Company as the operator of the joint venture. The Company has the right to terminate this agreement at any time, subsequent to the first year’s expenditure requirement of $50,000, by giving 30 days prior written notice.

12.

Restatement of Consolidated Financial Statements – As a result of analyses performed after the reviewed financial statements were issued, errors in various balance sheet, income statement and statement of stockholders' deficit accounts were discovered, affecting 2005 and 2006. As a result, geological and geophysical costs and net loss were understated for the three months and six months ended June 30, 2006 and 2005. Also, exploration projects was overstated and deficit accumulated during exploration stage was understated as of December 31, 2005, and June 30, 2006. Also, on the statement of stockholders' deficit, a miscalculation was made with regards to common stock and contributed capital-stock warrants. This resulted in an overstatement and understatement of each, respectively. The cumulative effect of this, and other errors discussed above, generated an overstatement total shareholders' deficit on the statement of stockholders' deficit. The effect of the restatement on results of operations and financial position are as follows:

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Restatement of Consolidated Financial Statements – Continued

	As Previously		As
	Reported	Correction	Restated

As of December 31, 2005:
Exploration projects	$ 234,139	(158,639)	75,500
Deficit accumulated during exploration stage	(850,344)	(158,639)	(1,008,983)

As of June 30, 2006:
Exploration projects	572,300	(451,800)	120,500
Deficit accumulated during exploration stage	(1,250,356)	(451,800)	(1,702,156)

For the three months ended June 30, 2006:
Geological and geophysical costs	67,718	284,251	351,969
Net loss	(323,247)	(284,251)	(607,498)
Loss per share - basic	(0.006)	(0.006)	(0.012)
Loss per share - diluted	(0.005)	(0.005)	(0.010)

For the three months ended June 30, 2005:
Geological and geophysical costs	14,060	15,411	29,471
Net loss	(68,805)	(15,411)	(84,216)
Loss per share - basic	(0.002)	-	(0.002)
Loss per share - diluted	(0.002)	-	(0.002)

For the six months ended June 30, 2006:
Geological and geophysical costs	79,313	293,161	372,474
Net loss	(400,012)	(293,161)	(693,173)
Loss per share - basic	(0.008)	(0.006)	(0.014)
Loss per share - diluted	(0.007)	(0.006)	(0.013)

For the six months ended June 30, 2005:
Geological and geophysical	14,060	18,882	32,942
Net loss	(123,936)	(18,882)	(142,818)
Loss per share - basic	(0.003)	(0.001)	(0.004)
Loss per share - diluted	(0.003)	-	(0.003)

On the consolidated statements of stockholders' deficit:
As of June 30, 2006:
Common Stock	14,188,081	(25,165)	14,162,916
Contributed capital-stock warrants	45,435	74,346	119,781
Total stockholders' deficit	814,648	(402,619)	412,029

On the consolidated statements of cash flows:
For the six months ended June 30, 2006:
Net Loss	$ (400,012)	$ (293,161)	$ (693,173)
Payments made on exploration projects	(328,161)	293,161	(35,000)

For the six months ended June 30, 2005:
Net Loss	$ (123,936)	$ (18,882)	$ (142,818)
Payments made on exploration projects	(47,382)	18,882	(28,500)

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Subsequent Events

•

Dutch Flat Gold Project – The Company entered into an exploration agreement with an option to form a joint venture on July 2, 2006 on 114 unpatented claims in Humboldt County, Nevada. Upon signing, the agreement required a one-time payment of $35,000. The agreement requires the Company to fund $2,000,000 in exploration costs over a five year period as follows:

Year 1	$200,000
Year 2	$300,000
Year 3	$500,000
Year 4	$500,000
Year 5	$500,000

Upon completion of the first year’s work requirement, the Company may terminate this agreement at any time on 30 days notice. Upon completion of the $2,000,000 in exploration expenditures over the 5-year period, the Company shall have earned a 51% interest in the property and can then elect to either 1) form a joint venture at that point whereby the Company owns 51%, or 2) earn an additional 19% interest in property by funding a positive feasibility study and then form a joint venture. The Company would be the operator of the joint venture. Six of these claims are subject to a 1.5% net smelter returns royalty. Another company, in which one of the Company’s Directors has an interest, holds a 1% net smelter returns royalty on another sixteen of these claims.

PRATT-THOMAS, GUMB & CO., P.A.

CERTIFIED PUBLIC ACCOUNTANTS

AND BUSINESS ADVISORS

P.O. BOX 973(525 EAST BAY STREET, SUITE 100

CHARLESTON, SOUTH CAROLINA 29402

(843) 722-6443

(843) 723-2647 FAX

E-MAIL: cpa@p-tg.com

www.prattthomasgumb.com

BARRY D. GUMB	MEMBERS
HAROLD R. PRATT-THOMAS, JR.	AMERICAN INSTITUTE OF CPAS
LYNNE LORING KERRISON	THE AICPA ALLIANCE OF CPA FIRMS
ROY STRICKLAND	S.C. ASSOCIATION OF CPAS
PATRICIA B. WILSON
RUDOLPH S. THOMAS

INDEPENDENT ACCOUNTANT’S REPORT

To the Stockholders

Piedmont Mining Company, Inc.

New York, NY

We have reviewed the accompanying consolidated balance sheets of Piedmont Mining Company, Inc. (an exploration stage corporation) and subsidiaries (the Company), as of March 31, 2006, and the related consolidated statements of loss, stockholders’ deficit, and cash flows for the three months ended March 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with United States generally accepted accounting principles.

As discussed in Note 12 to the financial statements, certain errors resulting in the misstatement of previously reported amounts as of and for the three months ended March 31, 2006, as of December 31, 2005, and for the three months ended March 31, 2005 were discovered subsequent to the issuance of our report on those consolidated financial statements dated May 31, 2006. Accordingly, the accompanying consolidated financial statements as of and for the period ending March 31, 2006 and 2005 and as of December 31, 2005 have been restated to correct the error.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Piedmont Mining Company, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated April 12, 2006, (except for the correction of an error paragraph therein, as to which the dates were June 23, 2006 and August 9, 2006), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2005, is fairly stated.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has no revenue or cash flow from operations and its liabilities exceed its assets. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRATT-THOMAS, GUMB & CO., P.A.

May 31, 2006 except for the fourth

paragraph above, as to which

the date is September 1, 2006

PIEDMONT MINING COMPANY, INC. (An Exploration Stage Company) CONSOLIDATED BALANCE SHEETS MARCH 31, 2006 and DECEMBER 31, 2005
March 31,	December 31,
2006 (unaudited) As Restated	2005 (audited) As Restated
ASSETS
Current Assets
Cash and cash equivalents	$ 53,007	$ 400
Prepaid expenses and other	12,605	20,559
Total Current Assets	65,612	20,959
Long Lived Assets, net	1,416	1,667
Other Assets
Exploration projects	100,500	75,500

Total Assets	$ 167,528	$ 98,126
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$ 19,739	$ 2,281
Bank overdraft	-	8,247
Accrued expenses	14,392	43,839
Accrued expenses – due to officers	181,756	264,234
Other liabilities	-	9,809
Due to directors	113,990	123,940
Convertible notes	-	27,000
Total Current Liabilities	329,877	479,350
Stockholders’ Equity (Deficit)
Preferred stock, $1.00 par value; 25,000,000 shares
authorized; no shares issued or outstanding at
March 31, 2006 and December 31, 2005	-	-
Common stock, no par value; 100,000,000 shares
authorized; 46,184,707 shares issued and outstanding
at March 31, 2006; 43,958,041 shares issued and	13,087,202	12,820,971
outstanding at December 31, 2005
Contributed capital	371,075	371,075
Contributed capital – stock warrants	23,519	-
Contributed capital – stock options	14,800	-
Accumulated deficit	(12,564,287)	(12,564,287)
Deficit accumulated during exploration stage	(1,094,658)	(1,008,983)
Total Stockholders’ Equity (Deficit)	(162,349)	(381,224)
Total Liabilities and Stockholders’ Equity (Deficit)	$ 167,528	$ 98,126

See independent accountant’s report and accompanying notes.

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

AND THE PERIOD JANUARY 1, 2002 TO MARCH 31, 2006

			Exploration
			Stage Period
	Quarter Ended	Quarter Ended	January 1, 2002
	March 31,	March 31,	through
	2006 As Restated	2005 As Restated	March 31, 2006 As Restated

Operating expenses
General and administrative	$ 18,992	$ 19,530	$ 289,399
Compensation, professional, legal and accounting	42,457	20,109	285,218
Depreciation expense	250	250	142,387
Research and development	2,700	9,896	61,816
Exploration, geological and geophysical costs	20,505	3,471	234,559

Loss from operations	(84,904)	(53,256)	(1,013,379)

Other income (expense)
Interest income	-	5	32
Interest expense	(771)	(5,351)	(34,721)
Gain on sale of historic gold bar and mineral rights	-	-	46,410
Loss on legal and note receivable settlements	-	-	(93,000)

Total other income (expense), net	(771)	(5,346)	(81,279)

Net Loss	$ (85,675)	$(58,602)	$ (1,094,658)

Earnings (loss) per share
Basic	$ (0.002)	$(0.002)

Diluted	$ (0.002)	$(0.001)

See independent accountant’s report and accompanying notes.

PIEDMONT MINING COMPANY, INC. (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2006 FOR THE YEAR ENDED DECEMBER 31, 2005

					Contributed Capital- Stock Options		Deficit Accumulated During Exploration Stage As Restated
	Common Stock					Accumulated Deficit
	No. of Shares	$	Contributed Capital	Contributed Capital- Stock Warrants				Total Stockholders' Deficit As Restated
Balance, December 31, 2004	37,152,646	$ 12,335,434	$ 371,075	$ -	$ -	$ (12,564,287)	$ (546,094)	(403,872)
Stock issued upon conversion of debt	4,063,403	316,037	-	-	-	-	-	316,037
Sales of stock	2,441,992	145,000	-	-	-	-	-	145,000
Payments in stock on exploration projects	300,000	24,500	-	-	-		-	24,500
Net loss	-	-	-	-	-	-	(462,889)	(462,889)
Balance, December 31, 2005	43,958,041	12,820,971	371,075	-	-	(12,564,287)	(1,008,983)	(381,224)
Stock issued upon conversion of debt	-	-	-	-	-	-	-	-
Sales of stock	2,226,666	266,231	-	-	-	-	-	266,231
Issuance of stock warrants	-	-	-	23,519	-	-	-	23,519
Issuance of stock options	-	-	-	-	14,800	-	-	14,800
Net loss	-	-	-	-	-	-	(85,675)	(85,675)
Balance, March 31, 2006	46,184,707	$ 13,087,202	$ 371,075	$ 23,519	$ 14,800	$ (12,564,287)	$ (1,094,658)	(162,349)

See independent accountant’s report and accompanying notes.

F-25

PIEDMONT MINING COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
AND THE PERIOD JANUARY 1, 2002 TO MARCH 31, 2006

			Exploration Stage
			Period
	Quarter Ended	Quarter Ended	January 1, 2002
	March 31,	March 31,	through
	2006 (unaudited) As Restated	2005 (unaudited) As Restated	March 31, 2006 As Restated
Cash Flows from Operating Activities:
Net loss	$ (85,675)	$ (58,602)	$ (1,094,658)
Adjustments to reconcile net loss
to net cash used in operating activities:
Gain on sale of mineral rights	-	-	(40,000)
Loss on settlement of note receivable	-	-	19,000
Issuance of stock options	14,800	-	14,800
Depreciation	250	250	142,387
Changes due to (increase) decrease in operating assets:
Related party receivables	-	(139)	-
Prepaid expenses and other	7,954	7,623	(9,656)
Changes due to increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(94,467)	2,803	176,431
Bank overdraft	(8,247)	-	-
Other liabilities	(9,809)	(7,842)	-
Net cash used in operating activities	(175,194)	(55,907)	(791,696)
Cash Flows from Investing Activities:
Purchase of long lived assets	-	-	(3,000)
Proceeds from note receivable	-	-	57,125
Proceeds from sale of mineral rights	-	-	40,000
Payments made on exploration projects	(25,000)	(4,000)	(76,000)
Net cash provided by (used in) investing activities	(25,000)	(4,000)	(18,125)
Cash Flows from Financing Activities:
Sales of stock & warrants	289,750	-	434,750
Payments on convertible debt	(27,000)	-	(27,000)
Proceeds on convertible debt	-	75,000	318,145
Proceeds from revolving note - due to officer
and advances from directors	-	-	157,309
Payments on revolving note - due to officer
and advances from directors	(9,949)	-	(57,323)
Net cash provided by financing activities	252,801	75,000	825,881
Net increase (decrease) in cash and cash equivalents	52,607	15,093	52,310
Cash and cash equivalents at beginning of period	400	1,041	697
Cash and cash equivalents at end of period	$ 53,007	$ 16,134	$ 53,007
See independent accountant’s report and accompanying notes.

F-26

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Significant Accounting Policies

a.

Nature of Business – Piedmont Mining Company, Inc. (the Company) was incorporated in 1983 under the laws of North Carolina and is an exploration stage company engaged in the exploration for gold and silver. All properties currently under exploration are located in Nevada.

b.	Basis of Presentation – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

c.

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NetColony, LLC and Piedmont Gold Company, Inc. Neither subsidiary has material operations, tangible assts or liabilities. All significant intercompany accounts and transactions, if any, have been eliminated in consolidation.

d.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures, such as the allowance for doubtful accounts and various accruals. Accordingly, actual results could differ from those estimates.

e.

Long Lived Assets – Long lived assets are comprised of websites. They are recorded at cost and depreciated using the straight-line basis over 3 years. Depreciation expense for the quarters ended March 31, 2006 and 2005 was $250.

f.

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all holdings of highly liquid investments with original maturities of three months or less and investments in money market funds to be cash equivalents.

g.

Research and Development Costs and Exploration Projects – Pursuant to Emerging Issues Task Force (EITF) 04-02, mineral rights are capitalized at cost.  This includes lease payments under exploration agreements.  The projects are assessed for write-off when facts and circumstances indicate their carrying values exceed their recoverable values, such as failure to discover mineable ore. If a mineable ore body is found, these costs will be amortized when production begins using a units-of-production method.   These costs are recorded to exploration projects on the consolidated balance sheets. Other exploration, geological costs and research and development costs are expensed as incurred.

h.

Net Loss Per Share – In accordance with Statement of Financial Accounting Standard (SFAS) No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98, basic earnings/loss per common share (EPS) is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Under SFAS 128, diluted earnings/loss per share is computed by dividing the net loss for the period, with interest expense added back, by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period.

Net loss used in determining basic EPS was $(85,675) as of March 31, 2006 and $(58,602) as of March 31, 2005. The weighted average number of shares of common stock used in determining basic EPS was 45.07 million as of March 31, 2006 and 37.15 million as of March 31, 2005.

Net loss used in determining diluted EPS was $(85,675) as of March 31, 2006 and $(53,250) as of March 31, 2005. The weighted average number of shares of common stock used in determining diluted EPS was 48.44 million as of March 31, 2006 and 40.40 million as of March 31, 2005.

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Significant Accounting Policies – continued

i.

Income Taxes –The Company provides for income taxes under SFAS 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. SFAS 109 requires that a valuation allowance be established if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. The provision for federal income tax differs from that computed by applying federal statutory rates to income before federal income tax expense mainly due to expenses that are not deductible and income that is not taxable for federal income taxes, including permanent differences such as non-deductible meals and entertainment.

j.

Stock Options – Prior to January 1, 2006, the Company followed Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for stock options issued to employees and directors. Under APB 25, when the exercise price of stock options equals or is less than the fair market value of the underlying stock of the date of grant, no compensation expense is recognized. For options issued to service providers, the Company follows SFAS No. 123, Accounting for Stock-Based Compensation, which requires recording the options at the fair value of the service provided.

Beginning January 1, 2006, the Company adopted SFAS 123(R), Share-Based Payment, which calls for recording stock-based compensation under the fair value method for stock options awarded to employees.

2.

Going Concern – The Company has had no revenues or cash flow from operations in the recent past and has liabilities exceeding its assets. This is because the Company is an exploration stage company, exploring mineral properties but not yet generating any revenue from those properties. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern.

In response to these adverse conditions, management is continuing to look for financing from various sources, including private placements from investors and institutions. Management believes these efforts will contribute toward funding the Company’s activities until revenue can be earned from the properties or a sale can be consummated. The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining this financing and satisfying certain obligations, such as compensating its officers and consultants through non-cash means including the issuance of stock options. If this is not achieved, the Company may be unable to obtain sufficient cash flow to fund its operations and obligations, and therefore, may be unable to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence or be required to sell its assets.

F-28

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.

Exploration Stage Company – As discussed in Note 1, the Company was formed in 1983. However, significant changes to the Company’s business and operations occurred from 1983 through 2002. The Company is currently in an exploration stage, which is characterized by significant expenditures for the examination and development of exploration opportunities. The Company’s focus for the foreseeable future will continue to be on exploration of various existing mineral properties and exploration of new properties.

4.

Convertible Promissory Notes – During 2003, the Company issued $85,000 of convertible promissory notes bearing interest at 5% per annum and maturing at various dates. During 2004, the Company issued an additional $158,145 of convertible promissory notes bearing interest at 5% per annum. During 2005, the Company issued $75,000 of convertible promissory notes, also bearing interest at 5% per annum. During 2005, most of these notes and the related accrued interest of $24,892 were converted into 4,063,403 shares of common stock. Conversion prices varied per agreement. One $27,000 convertible note remained unconverted at December 31, 2005 and was repaid in February 2006.

Two of the converted notes were with related parties. One of the Company’s directors held a note totaling $15,000 which converted into 170,156 shares. Also, this director is the chief operating officer of a company which held a note totaling $40,000 that converted into 656,298 shares.

5.

Related Party Transactions – The unpaid portion of the annual compensation of the Company’s President is included in accrued liabilities in the accompanying consolidated balance sheets. The unpaid amount included in accrued liabilities is $15,000 for the three months ending March 31, 2006 and $14,500 for the year ending December 31, 2005. From time to time, the Company’s officers and directors advance monies to the Company under an unwritten arrangement accruing 5% interest annually. The unpaid interest related to these advances at March 31, 2006 and December 31, 2005 was $1,392 and $1,405, respectively.

Various other related party transactions are disclosed in other notes.

6.	Income Taxes – Income taxes are paid only to the United States government and applicable state governments. The federal and state income tax expense (benefit) consists of the following:

Quarters ended March 31,
	2006	2005
Current:
Federal	$ -	$ -
State	-	-
Total current	-	-

Deferred:
Federal	(29,933)	(20,480)
State	(5,986)	(4,096)
Total deferred	(35,919)	(24,576)

Less valuation allowance	35,919	24,576

Income tax expense	$ -	$ -

F-29

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Income Taxes – continued

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	Quarters ended March 31,
	2006	2005

Net loss before taxes	$ (85,675)	$ (58,602)
Statutory rate	42%	42%
Total computed tax expense (benefit)	(35,984)	(24,613)
(Decrease) increase in taxes resulting from:
Temporary Differences	65	37
Increase in valuation allowance	35,919	24,576

Income tax expense from continuing operations	$ -	$ -

Effective income tax rate	0%	0%

The deferred tax assets result from net operating loss carry-forwards. These assets will therefore reverse either upon their utilization against taxable income or upon their statutory expiration. Federal net operating loss carry-forwards of $12,396,580 and $5,000,862 remained at March 31, 2006 and 2005, respectively, and expire as follows:

Expiration	Net Operating Loss

2009	$ 2,126,000
2010	1,695,000
2011	2,958,000
2012	1,300,000
2017	778,000
2018	573,000
2019	336,000
2020	1,368,000
2021	202,000
2022	179,000
2023	171,545
2024	161,755
2025	462,759
2026	85,521

$ 12,396,580

The Company’s deferred tax asset as March 31, 2006 and December 31, 2005 was $5,206,564 and $5,170,645, respectively. These were fully offset by valuation allowances, resulting in a net deferred tax asset of $0 for each period.

F-30

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.

Supplemental Cash Flow Information – The Company paid no cash for income taxes or interest for the three months ended March 31, 2006 or 2005. The Company awarded non-cash compensation in the form of stock options. See footnote 8 for further discussion.

8.

Stock Based Compensation and Other Equity Transactions – The Company does not have a stock based compensation plan in place.  The Company’s Compensation Committee makes recommendations to the Board of Directors for the granting of awards of stock options to its officers and directors on a case-by-case basis.  Prior to January 1, 2006, the Company accounted for this plan in accordance with APB 25. Therefore, no stock-based employee compensation expense for stock options was reflected in the income for the three months ended March 31, 2005. Had compensation cost been recorded based on the fair value at grant date, the effect on net loss would have been immaterial. In making this determination, the Company estimated the fair market value of the options issued during the three months ended March 31, 2005, using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	2.54%
Volatility factor	17.00%
Contractual life of options, in years	5 to 7

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payments. The fair value was determined using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rates	4.43% and 4.51%
Volatility factor	26.00%
Contractual life of options, in years	5
Service period in years	3
Weighted average calculated value of options granted	$ 0.037

Of those granted during the three months ended March 31, 2006, 400,000 of the 1,200,000 vested immediately while one-half of the remainder vests one year later and the second half two years later. The terms of these awards are five years. Total shares able to be purchased, as they vest, is 1,200,000. If employment is terminated, the employee may exercise within 90 days only those options that vested. The fair value of these options was $44,400 at the grant date. Total compensation expense for the quarter ended March 31, 2006 equaled $14,800, which corresponds to the vesting schedule. Of those granted during the three months ended March 31, 2005, 1,241,667 of the 2,925,000 vested immediately; 841,667 will vest on the first anniversary date; 841,667 will vest on the second anniversary date. The terms of these awards range from five to seven years. Total shares able to be purchased, as they vest, is 3,425,000. The fair value of these options was immaterial at the grant date. No cash was received in exchange for any of the options awarded. Since no options have been exercised, no proceeds have been received for the quarters ended March 31, 2006 and 2005. Below is a summary of the stock option activity for the three months ended March 31, 2006 and 2005:

F-31

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.        Stock Based Compensation and Other Equity Transactions – continued

	Number of
	Shares	Weighted
	Subject to	Average
	Options	Exercise Price

Outstanding, December 31, 2004	500,000	$ 0.300
Granted, February 3, 2005	2,925,000	$ 0.226
Outstanding, March 31, 2005	3,425,000	$ 0.236

Outstanding, December 31, 2005	3,425,000	$ 0.236
Granted, February 8, 2006	1,200,000	$ 0.230
Outstanding, March 31, 2006	4,625,000	$ 0.235

		Weighted
		Average
	Nonvested	Fair
	Options	Value
Nonvested Options
Nonvested options, December 31, 2005	1,683,333	$ -
Granted, February 8, 2006	1,200,000	$ 0.037
Vested	(1,241,667)	$ 0.012
Nonvested options, March 31, 2006	1,641,666	$ 0.018

If the options are exercised, the Company will issue stock from shares authorized but unissued. There is no policy for reserving shares to be issued upon exercise, nor is there a policy for repurchasing shares issued.

The following tables summarize information and terms of the options outstanding and exercisable:

As of March 31, 2005:

Options Outstanding				Options Exercisable

		Weighted			Weighted
		Average Remaining	Weighted		Average Remaining	Weighted
Range of	Number	Contractual	Average	Number	Contractual	Average
Exercise Prices	of Shares	Life (in years)	Exercise Price	of Shares	Life (in years)	Exercise Price

$0.20-0.30	3,425,000	4.42	$ 0.236	1,741,667	3.867	$ 0.243

F-32

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.         Stock Based Compensation and Other Equity Transactions – continued

As of March 31, 2006:

Options Outstanding				Options Exercisable

		Weighted			Weighted
		Average Remaining	Weighted		Average Remaining	Weighted
Range of	Number	Contractual	Average	Number	Contractual	Average
Exercise Prices	of Shares	Life (in years)	Exercise Price	of Shares	Life (in years)	Exercise Price

$0.20-0.30	4,625,000	4.33	$ 0.235	2,983,333	2.142	$ 0.238

Warrants – No warrants were issued during the three months ended March 31, 2005. During the three months ended March 31, 2006, the Company issued warrants granting holders the right to purchase 2,226,666 shares of common stock. These warrants were issued with the common stock sold during the three months ended March 31, 2006. The Company estimates the total fair market value of these warrants to be $36,407 at the date of grant, using the same methods and assumptions employed above in valuing the stock options. Outstanding total warrants at March 31, 2006 were 5,324,956. The exercise prices on all warrants range from $.08 to $.20 per share. The warrants are exercisable immediately upon issuance and the expiration dates range between one year and two years after issuance.

Common Stock – The holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available.

The Company did not declare or pay any cash dividends during the past two years. The Company has no present plan for the payment of any dividends.

9.	Long Lived Assets – Long lived assets are comprised of the following at March 31, 2006 and December 31, 2005:

	2006	2005

Websites	$ 190,738	$ 190,738
Accumulated depreciation	(189,322)	(189,071)

Total long lived assets	$ 1,416	$ 1,667

10.	Disclosure About Fair Value of Financial Instruments by a Nonfinancial Entity –

Accounts payable and accrued expenses - The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of the obligations.

Due to directors - The carrying value of due to directors approximates fair value due to the short term nature of the obligations.

F-33

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Disclosure About Fair Value of Financial Instruments by a Nonfinancial Entity – continued

Convertible notes - The carrying amounts approximate fair value based on current market rates for notes with similar maturities and terms.

The estimated fair values of the Company’s financial instruments are as follows as of March 31, 2006 and December 31, 2005:

	2006		2005

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Cash and cash equivalents	$ 53,007	$ 53,007	$ 400	$ 400
Accounts payable and bank overdraft	$ 19,739	$ 19,739	$ 10,528	$ 10,528
Accrued expenses	$ 14,392	$ 14,392	$ 43,839	$ 43,839
Accrued expenses - due to officers	$ 181,756	$ 181,756	$ 264,234	$ 264,234
Other liabilities	$ -	$ -	$ 9,809	$ 9,809
Due to directors	$ 113,990	$ 113,990	$ 123,940	$ 123,940
Convertible notes	-	-	$ 27,000	$ 27,000

The Company determined the estimated fair value amounts by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and estimation methodologies may have a material effect on the estimated fair values.

11.	Commitments – The Company entered into various property agreements during 2005. These include:

Antelope Ridge Project – On April 26, 2005, the Company entered into a ten year mining lease with an option to purchase this property. The Company must pay annual lease and option payments as follows:

By April 26, 2006: $10,000 plus $10,000 worth of Common Stock

By April 26, 2007: $15,000 plus $15,000 worth of Common Stock

On each subsequent anniversary date: $20,000 and $20,000 worth of Common Stock.

In addition, the Company is required to spend the following amounts on exploration and maintenance of the property as follows:

By April 26, 2006: $ 20,000

By April 26, 2007: $100,000

By April 26, 2008: $100,000

The Company may purchase this property for $1,000,000, subject to a 3% net smelter returns royalty on production from the property. The purchase option must be exercised prior to the commencement of production from the property. The Company has the right to terminate this agreement on 60 days notice to the lessor.

F-34

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Commitments – continued

Bullion Mountain Project – Effective November 11, 2005, the Company entered into a ten year mining lease with option to purchase. Upon signing the final agreement in 2006, the Company will be required to pay the property owner $7,300. Payments required on each anniversary date are as follows:

2006:	$ 5,000
2007:	$10,000
2008 and thereafter:	$15,000

In addition, the Company is required to spend the following amounts on exploration and maintenance of the property:

By November 11, 2006: $ 20,000
By November 11, 2007: $ 50,000

The Company has the option to purchase this property at any time for $500,000, which must be exercised before production can commence. All lease, work requirement and property maintenance payments made up to this point would be deducted from this price. Also, upon exercise of the purchase option, the Company would be required to pay a 3% net smelter returns royalty on production from the property. The Company has the right to terminate this agreement at any time by giving 60 days prior written notice.

Dome-Hi-Ho Project – On April 26, 2005, the Company entered into a five year exploration agreement with an option to enter into a joint venture agreement. The agreement requires the Company to complete $180,000 in drilling and exploration expenditures by March 1, 2006. The Company may then terminate the agreement upon 60 days written notice to the owner. It must elect by April 13, 2006, to exercise the underlying option on 20 of the claims by paying $200,000. Subsequent annual exploration and development requirements will be:

By March 1, 2007: $180,000

By March 1, 2008: $400,000

By March 1, 2009: $500,000

By March 1, 2010: $540,000

In addition, the Company will be required to pay the property owner the following amounts:

By March 1, 2006: $ 10,000

By March 1, 2007: $ 10,000

By March 1, 2008: $ 10,000

By March 1, 2009: $ 10,000

Upon performance of the above requirements, the Company will be granted a 51% interest in the property. In addition, the Company is obligated to pay the underlying claims maintenance and property holding costs as well as annual rental payments under a preexisting lease agreement with a third party. The term of this lease is twenty years, beginning July 21, 2003. The Company will therefore be required to pay the following lease amounts:

F-35

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.          Commitments – continued

2006	$ 6,667
2007	$ 8,333

After the 2007 anniversary date, the annual rental amount will be increased based on the Consumer Price Index. Also, the Company would be required to pay royalties based on a graduated scale, ranging from 3.0% to 4.0% should production occur on the property.

Trinity Silver Project - The Company entered into this agreement in September 2005. In order to earn an initial 25% interest in the property, the Company must spend a total of $1,000,000 on or for the benefit of the property prior to September 2008. $75,000 of this must be spent within the first year of the agreement and not less than $125,000 during the second year. In order to earn an additional 26% interest in the property, the Company must spend an additional $1,000,000 prior to September 2010. This would bring the Company’s total interest to 51%. In order to earn an additional 9% interest in the property (for a total of 60%), the Company must spend an additional $2,000,000 prior to September 2013. The Company may terminate this agreement at any time upon 30 days written notice, whereupon the Company would have no further obligations or liabilities under this agreement except for certain fees.

Pasco Canyon Project – On February 14, 2006, the Company entered into a five year exploration agreement with an option to enter into a joint venture agreement with the property owner. The agreement required a one-time payment of $10,000 to the property owner. In addition, the agreement requires the Company to complete $1,000,000 in exploration and development costs over a five year period as follows:

Year 1	$ 50,000
Year 2	$100,000
Year 3	$200,000
Year 4	$200,000
Year 5	$450,000

Upon completion of the required expenditures the Company will have acquired a 60% undivided interest in the property. Furthermore, a formal join venture agreement will be entered into by the Company and the owner of the property recognizes the Company as the operator of the joint venture. The Company has the right to terminate this agreement at any time, subsequent to the first year’s expenditure requirement of $50,000, by giving 30 days prior written notice.

12.          Restatement of Consolidated Financial Statements – As a result of analyses performed after the reviewed financial statements were issued, errors in various balance sheet and income statement accounts were discovered, affecting 2005 and 2006. As a result, general and administrative and geological and geophysical expenses were understated for the quarter ended March 31, 2006 and general and administrative expenses overstated for the quarter ended March 31, 2005. As of March 31, 2006, prepaid expenses and deficit accumulated during exploration stage were each understated and exploration projects were overstated. As of December 31, 2005, prepaid expenses and other liabilities were understated, respectively, and exploration projects and deficit accumulated during exploration stage were overstated.  The effect of the restatement on results of operations and financial position are as follows:

F-36

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.         Restatement of Consolidated Financial Statements - continued

	As Previously		As
	Reported	Correction	Restated

As of December 31, 2005:
Prepaid expenses and other	$ 3,913	$ 16,646	$ 20,559
Exploration projects	$234,139	(158,639)	75,500
Other liabilities	-	9,809	9,809
Deficit accumulated during exploration stage	(857,181)	138,743	(1,008,983)

As of March 31, 2006:
Prepaid expenses and other	9,462	3,143	12,605
Exploration projects	$268,049	(167,549)	100,500
Deficit accumulated during exploration stage	(930,251)	(164,407)	(1,094,658)

For the quarter ended March 31, 2005:
General and administrative	20,800	(1,270)	19,530
Geological and geophysical costs	-	3,471	3,471
Net loss	(56,402)	(2,200)	(58,602)
Loss per share - basic	(0.001)	(0.001)	(0.002)
Loss per share - diluted	(0.001)	-	(0.001)

For the quarter ended March 31, 2006:
General and administrative	15,298	3,694	18,992
Geological and geophysical	11,595	8,907	20,502
Net loss	(73,070)	(12,605)	(85,675)
Loss per share - basic	(0.002)	-	(0.002)
Loss per share - diluted	(0.002)	-	(0.002)

On the consolidated statements of cash flows:

For the quarter ended March 31, 2005:
Net loss	$ (56,402)	$ (2,200)	$ (58,602)
Changes in prepaid expenses and other	(5,209)	12,832	7,623
Changes in accounts payable and accrued expenses	(7,324)	10,127	2,803
Changes in other liabilities	-	(7,842)	(7,842)
Payments made on exploration projects	(7,471)	3,471	(4,000)
Cash and cash equivalents at end of period	(254)	16,388	16,134

For the quarter ended March 31, 2006:
Net loss	$ (73,070)	$ (12,605)	$ (85,675)
Changes in prepaid expenses and other	(5,549)	13,503	7,954
Changes in other liabilities	-	(9,809)	(9,809)
Payments made on exploration projects	(33,910)	8,910	(25,000)

F-37

PIEDMONT MINING COMPANY, INC

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Subsequent Events

•	On May 31, 2006, the compensation committee voted to award stock options to various parties. 1,000,000 will be awarded to the President, 100,000 to the Vice President, and 50,000 to a consultant.

•

During April and May, 2006, the Company sold 7,378,333 shares of common stock for $1,106,750. Accompanying these shares were 3,689,167 warrants to purchase common stock. These warrants have varying exercise prices and expiration dates. No expiration date is later than May 2008. In addition, the Company issued 737,833 warrants and paid $50,400 as commission to the agent who brokered some of the stock sales.

•	On April 21, 2006, 43,478 shares were issued in payment on an exploration project.

•

The Dome-Hi-Ho Project was amended on April 3, 2006: In April 2006, the underlying option to purchase the 20 unpatented HiHo claims was amended and extended for an additional 3 years. Instead of making the required payment of $200,000 to exercise the option by April 13, 2006, the underlying optionee was paid $10,000 in April, 2006. In order to maintain this option in good standing, the optionee must be paid an additional $10,000 by April 13, 2007 and then an additional $20,000 by April 13, 2008. These payments are creditable against the option exercise price of $200,000. This amendment also grants the underlying optionee a 1% net smelter return royalty on the 24 Dome claims. Upon the acquisition of the 100% interest described above, the Company will grant to the optionee a 2% net smelter returns royalty on the property, of which one of the 2 percentage points could be repurchased for $1,000,000, subject to adjustment for the consumer price index.

•	Drilling commenced at the Trinity project in April 2006.

F-38

PRATT-THOMAS, GUMB & CO., P.A.

CERTIFIED PUBLIC ACCOUNTANTS

AND BUSINESS ADVISORS

P.O. BOX 973(525 EAST BAY STREET, SUITE 100

CHARLESTON, SOUTH CAROLINA 29402

(843) 722-6443

(843) 723-2647 FAX

E-MAIL: cpa@p-tg.com

www.prattthomasgumb.com

BARRY D. GUMB	MEMBERS
HAROLD R. PRATT-THOMAS, JR.	AMERICAN INSTITUTE OF CPAS
LYNNE LORING KERRISON	THE AICPA ALLIANCE OF CPA FIRMS
ROY STRICKLAND	S.C. ASSOCIATION OF CPAS
PATRICIA B. WILSON
RUDOLPH S. THOMAS

INDEPENDENT AUDITORS’ REPORT

To the Stockholders

Piedmont Mining Company, Inc.

New York, NY

We have audited the accompanying consolidated balance sheets of Piedmont Mining Company, Inc. (an exploration stage corporation) and subsidiaries, as of December 31, 2005 and 2004, and the related consolidated statements of loss, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piedmont Mining Company, Inc., and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the financial statements, certain errors resulting in the misstatement of previously reported amounts as of and for the years ended December 31, 2004 and 2005 were discovered subsequent to the issuance of our reports on those consolidated financial statements dated April 12, 2006, June 23, 2006, and August 9, 2006. Accordingly, the accompanying 2004 and 2005 consolidated financial statements have been restated to correct the error.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has no revenue or cash flow from operations and its liabilities exceed its assets. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRATT-THOMAS, GUMB & CO., P.A.

April 12, 2006, except for the fourth

paragraph above, as to which

the date is September 1, 2006

PIEDMONT MINING COMPANY, INC. (An Exploration Stage Company) CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2005 AND 2004
December 31,
	2005	2004
	As Restated	As Restated
ASSETS
Current Assets
Cash and cash equivalents	$ 400	$ 1,041
Prepaid expenses and other	20,559	20,913

Total Current Assets	20,959	21,954
Long Lived Assets, net	1,667	2,667
Other Assets
Exploration projects	75,500	-

Total Other Assets	75,500	-

Total Assets	$ 98,126	$ 24,621
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$ 2,281	$ 278
Bank overdraft	8,247	-
Accrued expenses	43,839	18,768
Accrued expenses – due to officers	264,234	156,735
Other liabilities	9,809	9,567
Due to directors	123,940	-
Convertible notes	27,000	243,145

Total Current Liabilities	479,350	428,493
Stockholders’ Equity (Deficit)
Common stock, no par value; 100,000,000 shares
authorized; 43,958,041 shares issued and
outstanding at December 31, 2005; 37,152,646
shares issued and outstanding at December 31, 2004	12,820,971	12,335,434
Contributed capital	371,075	371,075
Accumulated deficit	(12,564,287)	(12,564,287)
Deficit accumulated during exploration stage	(1,008,983)	(546,094)

Total Stockholders’ Equity (Deficit)	(381,224)	(403,872)
Total Liabilities and Stockholders’ Equity (Deficit)	$ 98,126	$ 24,621
See auditor’s report and notes to the financial statements.

PIEDMONT MINING COMPANY, INC. (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF LOSS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD JANUARY 1, 2002 TO DECEMBER 31, 2005

	Years ended December 31,
	2005 As Restated	2004 As Restated	Exploration Stage Period January 1, 2002 through December 31, 2005 As Restated

Operating expenses
General and administrative	$ 82,304	$ 34,470	$ 270,407
Compensation, professional, legal and accounting	116,262	74,225	242,758
Depreciation expense	1,000	15,979	142,137
Research and development	28,222	28,993	59,116
Exploration, geological and geophysical costs	214,057	-	214,057

Loss from operations	(441,845)	(153,667)	(928,475)

Other income (expense)
Interest income	22	10	32
Interest expense	(21,066)	(8,782)	(33,950)
Gain on sale of historic gold bar and mineral rights	-	-	46,410
Loss on legal and note receivable settlements	-	-	(93,000)

Total other income (expense), net	(21,044)	(8,772)	(80,508)

Net Loss	$ (462,889)	$ (162,439)	$ (1,008,983)

Earnings (loss) per share
Basic	$ (0.012)	$ (0.004)

Diluted	$ (0.012)	$ (0.004)

See auditor’s report and notes to the financial statements.

PIEDMONT MINING COMPANY, INC. (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

					Deficit Accumulated During Exploration Stage As Restated
	Common Stock			Accumulated Deficit
	No. of Shares	$	Contributed Capital			Total Shareholders Deficit As Restated

Balance, December 31, 2003	37,152,646	$ 12,335,434	$ 371,075	$ (12,564,287)	$ (381,754)	$ (239,532)
Prior period adjustment	-	-	-	-	(1,901)	(1,901)
Balance, December 31, 2003, as restated	37,152,646	12,335,434	371,075	(12,564,287)	(383,655)	(241,433)
Net loss	-	-	-	-	(162,439)	(162,439)
Balance, December 31, 2004	37,152,646	12,335,434	371,075	(12,564,287)	(546,094)	(403,872)
Stock issued upon conversion of debt	4,063,403	316,037	-	-	-	316,037
Sales of stock	2,441,992	145,000	-	-	-	145,000
Payments in stock on exploration projects	300,000	24,500	-	-	-	24,500
Net loss	-	-	-	-	(462,889)	(462,889)
Balance, December 31, 2005	43,958,041	$ 12,820,971	$ 371,075	$ (12,564,287)	$ (1,008,983)	$ (381,224)

See auditor’s report and notes to the financial statements.

F-42

PIEDMONT MINING COMPANY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
AND THE PERIOD JANUARY 1, 2002 TO DECEMBER 31, 2005
			Exploration
			Stage Period
			January 1, 2002
			through
	2005 As Restated	2004 As Restated	December 31, 2005 As Restated
Cash Flows from Operating Activities:
Net loss	$ (462,889)	$ (162,439)	$ (1,008,983)
Adjustments to reconcile net loss
to net cash used in operating activities:
Gain on sale of mineral rights	-	-	(40,000)
Loss on settlement of note receivable	-	-	19,000
Depreciation	1,000	15,979	142,137
Changes due to (increase) decrease in operating assets:
Prepaid expenses and other	354	(17,964)	(17,610)
Changes due to increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	159,465	(4,186)	270,898
Bank overdraft	8,247	-	8,247
Other liabilities	242	9,567	9,809
Net cash used in operating activities	(293,581)	(159,043)	(616,502)
Cash Flows from Investing Activities:
Purchase of long lived assets	-	(3,000)	(3,000)
Proceeds from note receivable	-	-	57,125
Proceeds from sale of mineral rights	-	-	40,000
Payments made on mineral rights	(51,000)	-	(51,000)
Net cash provided by (used in) investing activities	(51,000)	(3,000)	43,125
Cash Flows from Financing Activities:
Sales of stock	145,000	-	145,000
Proceeds from convertible notes	75,000	158,145	318,145
Proceeds from revolving note - due to officer
and advances from directors	123,940	-	157,309
Payments on revolving note - due to officer
and advances from directors	-	(13,004)	(47,374)
Net cash provided by financing activities	343,940	145,141	573,080
Net decrease in cash and cash equivalents	(641)	(16,902)	(297)
Cash and cash equivalents at beginning of year	1,041	17,943	697
Cash and cash equivalents at end of year	$ 400	$ 1,041	$ 400

See auditor’s report and notes to the financial statements.

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Significant Accounting Policies

a.

Nature of Business – Piedmont Mining Company, Inc. (the Company) was incorporated in 1983 under the laws of North Carolina and is an exploration stage company engaged in the exploration for gold and silver.

b.	Basis of Presentation - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

c.

Basis of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NetColony, LLC and Piedmont Gold Company, Inc. Neither subsidiary has material operations, tangible assts or liabilities. All significant intercompany accounts and transactions, if any, have been eliminated in consolidation.

d.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures, such as the allowance for doubtful accounts and various accruals. Accordingly, actual results could differ from those estimates.

e.

Long Lived Assets – Long lived assets are comprised of websites. They are recorded at cost and depreciated using the straight-line basis over 3 years. Depreciation expense for the years ended December 31, 2005 and 2004 was $1,000 and $15,979, respectively.

f.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all holdings of highly liquid investments with original maturities of three months or less and investments in money market funds to be cash equivalents.

g.

Research and Development Costs and Exploration Projects – Pursuant to Emerging Issues Task Force (EITF) 04-02, mineral rights are capitalized at cost.  This includes lease payments under exploration agreements.  The projects are assessed for write-off when facts and circumstances indicate their carrying values exceed their recoverable values, such as failure to discover mineable ore. If a mineable ore body is found, these costs will be amortized when production begins using a units-of-production method.   These costs are recorded to exploration projects on the consolidated balance sheets.  Other exploration, geological costs and research and development costs are expensed as incurred.

h.

Net Loss Per Share – In accordance with Statement of Financial Accounting Standard (SFAS) No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98, basic earnings/loss per common share (EPS) is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Under SFAS 128, diluted earnings/loss per share is computed by dividing the net loss for the period, with interest expense added back, by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period.

Net loss used in determining basic EPS was $(462,889) in 2005 and $(162,439) in 2004. The weighted average number of shares of common stock used in determining basic EPS was 39.11 million in 2005 and 37.15 million in 2004.

Net loss used in determining diluted EPS was $(462,889) in 2005 and $(153,657) in 2004. The weighted average number of shares of common stock used in determining diluted EPS was 39.29 million in 2005 and 39.05 million in 2004.

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Significant Accounting Policies - continued

i.

Income Taxes –The Company provides for incomes taxes under SFAS 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized. SFAS 109 requires that a valuation allowance be established if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense mainly due to expenses that are not deductible and income that is not taxable for federal income taxes, including permanent differences such as non-deductible meals and entertainment.

j.

Stock Options – The Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for stock options issued to employees and directors. Under APB 25, when the exercise price of stock options equals or is less than the fair market value of the underlying stock of the date of grant, no compensation expense is recognized. For options issued to service providers, the Company follows SFAS No. 123, Accounting for Stock-Based Compensation, which requires recording the options at the fair value of the service provided.

2.

Going Concern – The Company has had no revenues or cash flow from operations in the recent past and has liabilities exceeding its assets. This is because the Company is an exploration stage company, exploring mineral properties but not yet generating any revenue from those properties. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern.

In response to these adverse conditions, management is continuing to look for financing from various sources, including private placements from investors and institutions. Management believes these efforts will contribute toward funding the Company’s activities until revenue can be earned from the properties or a sale can be consummated. The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining this financing and satisfying certain obligations, such as compensating its officers and consultants through non-cash means including the issuance of stock options. If this is not achieved, the Company may be unable to obtain sufficient cash flow to fund its operations and obligations, and therefore, may be unable to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence or be required to sell its assets.

3.

Exploration Stage Company - As discussed in Note 1, the Company was formed in 1983. However, significant changes to the Company’s business and operations occurred from 1983 through 2002. The Company is currently in an exploration stage, which is characterized by significant expenditures for the examination and development of exploration opportunities. The Company’s focus for the foreseeable future will continue to be on exploration of various existing mineral properties and exploration of new properties.

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.

Convertible Promissory Notes – During 2003, the Company issued $85,000 of convertible promissory notes bearing interest at 5% per annum and maturing at various dates. During 2004, the Company issued an additional $158,145 of convertible promissory notes bearing interest at 5% per annum. During 2005, the Company issued $75,000 of convertible promissory notes, also bearing interest at 5% per annum. During 2005, most of these notes and the related accrued interest of $24,892 were converted into 4,063,403 shares of common stock. Conversion prices varied per agreement. One $27,000 convertible note remained unconverted at December 31, 2005 and was repaid in February 2006.

Two of the converted notes were with related parties. One of the Company’s directors held a note totaling $15,000 which converted into 170,156 shares. Also, this director is the chief operating officer of a company which held a note totaling $40,000 that converted into 656,298 shares.

5.	Related Party Transactions - The unpaid portion of the $60,000 annual compensation of the Company’s President is included in accrued liabilities in the accompanying consolidated balance sheets.

From time to time, the Company’s officers and directors advance monies to the Company under an unwritten arrangement accruing 5% interest annually. The unpaid interest related to these advances at December 31, 2005 and 2004 was $1,405 and $0, respectively.

Various other related party transactions are disclosed in other notes.

6.	Income Taxes – Income taxes are paid only to the United States government and applicable state governments. The federal and state income tax expense (benefit) consists of the following:

Years ended December 31,
	2005	2004
Current:
Federal	$ -	$ -
State	-	-
Total current	-	-

Deferred:
Federal	(161,948)	(56,614)
State	(32,393)	(11,323)
Total deferred	(194,341)	(67,937)

Less valuation allowance	194,341	67,937

Income tax expense	$ -	$ -

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Income Taxes – continued -

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	Year ended December 31,
	2005	2004

Net loss before taxes	$ (462,889)	$ (162,439)
Statutory rate	42%	42%
Total computed tax expense (benefit)	(194,413)	(68,224)
(Decrease) increase in taxes resulting from:
Temporary differences	72	287
Increase in valuation allowance	194,341	67,937

Income tax expense from continuing operations	$ -	$ -

Effective income tax rate	0%	0%

The deferred tax assets result from net operating loss carry-forwards. These assets will therefore reverse either upon their utilization against taxable income or upon their statutory expiration. Federal net operating loss carry-forwards of $12,311,059 and $11,853,064 remained at December 31, 2005 and 2004, respectively, and expire as follows:

Expiration	Net Operating Loss

2009	$ 2,126,000
2010	1,695,000
2011	2,958,000
2012	1,300,000
2017	778,000
2018	573,000
2019	336,000
2020	1,368,000
2021	202,000
2022	179,000
2023	171,545
2024	161,755
2025	462,759

$ 12,311,059

The Company’s deferred tax asset as December 31, 2005 and 2004 was $5,170,645 and $4,978,287, respectively. These were fully offset by valuation allowances, resulting in a net deferred tax asset of $0 for each year.

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.

Supplemental Cash Flow Information and Non-Cash Investing and Financing Activities – The Company paid no cash for income taxes or interest for the years ended December 31, 2005 or 2004. As discussed in footnote 4, the Company converted $316,037 in notes payable and accrued interest into 4,063,403 shares of common stock during 2005. Also, the Company issued 300,000 shares of common stock valued at $24,500 for payment of exploration properties during 2005.

8.

Stock Based Compensation and Other Equity Transactions – The Company has an informal stock compensation plan. Awards under the plan are decided on a case-by-case basis by the Company’s Compensation Committee and then by the Board of Directors. In accordance with APB 25, the Company did not record stock based compensation to its employees and directors for the years ended December 31, 2005 and 2004. Had compensation cost been recorded based on the fair value at grant date, the effect on net loss would have been immaterial. In making this determination, the Company estimated the fair market value of the options issued during the year ended December 31, 2005, using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	2.54%
Volatility factor	17.00%
Contractual life of options, in years	5 to 7

No options were granted during the year ended December 31, 2004. Of those granted during the year ended December 31, 2005, 400,000 of the 2,925,000 vested immediately while the remainder will vest in thirds beginning on the grant date and continuing for the two succeeding anniversary dates thereafter. The terms of these awards range from five to seven years. Total shares able to be purchased, as they vest, is 2,925,000. The fair value of these options was immaterial at the grant date. Below is a summary of the stock option activity for the years ended December 31, 2005 and 2004:

	Number of
	Shares	Weighted
	Subject to	Average
	Options	Exercise Price

Outstanding, January 1, 2004	500,000	$ 0.300
Outstanding, December 31, 2004	500,000	$ 0.300
Granted, February 3, 2005	2,925,000	$ 0.226

Outstanding, December 31, 2005	3,425,000	$ 0.236

The following table summarizes information and terms of the options outstanding and exercisable:

As of December 31, 2004:

Options Outstanding				Options Exercisable

Weighted
		Average Remaining	Weighted		Weighted
	Number	Contractual	Average	Number	Average
Exercise Price	of Shares	Life (in years)	Exercise Price	of Shares	Exercise Price

$0.30	500,000	0.38	$ 0.300	500,000	$ 0.300

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Stock Based Compensation and Other Equity Transactions – continued

As of December 31, 2005:

Options Outstanding				Options Exercisable

Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$0.20 - $0.30	3,425,000	4.42	$ 0.236	1,741,667	$ 0.243

Warrants - During the year ended December 31, 2005, the Company issued warrants granting the holders the right to purchase 3,098,290 shares of common stock. These warrants were issued with the common stock sold during the year ended December 31, 2005. The Company estimates the total fair market value of these warrants to be $4,300 at the date of grant, using the same methods and assumptions employed above in valuing the stock options. No other warrants were outstanding at December 31, 2005. None were issued during the year ended December 31, 2004. The exercise prices on these warrants range from $.08 to $.13 per share. The warrants are exercisable immediately upon issuance and the expiration dates range between one year and two years after issuance.

Common Stock – The holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available.

The Company did not declare or pay any cash dividends during the past two years. The Company has no present plan for the payment of any dividends.

9.	Long Lived Assets – Long lived assets are comprised of the following at December 31, 2005 and 2004:

	2005	2004

Websites	$ 190,738	$ 190,738
Accumulated depreciation	(189,071)	(188,071)

Total long lived assets	$ 1,667	$ 2,667

10.	Disclosure About Fair Value of Financial Instruments by a Nonfinancial Entity –

Accounts payable and accrued expenses - The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of the obligations.

Due to directors - The carrying value of due to directors approximates fair value due to the short term nature of the obligations.

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Disclosure About Fair Value of Financial Instruments by a Nonfinancial Entity – continued

Convertible notes - The carrying amounts approximate fair value based on current market rates for notes with similar maturities and terms.

The estimated fair values of the Company’s financial instruments are as follows as of December 31, 2005 and 2004:

	2005		2004

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Cash and cash equivalents	$ 400	$ 400	$ 1,041	$ 1,041
Accounts payable and bank overdraft	10,528	10,528	278	278
Accrued expenses	43,839	43,839	18,768	18,768
Accrued expenses - due to officers	264,234	264,234	156,735	156,735
Other liabilities	9,809	9,809	9,567	9,567
Due to directors	123,940	123,940	-	-
Convertible notes	27,000	27,000	243,145	243,145

The Company determined the estimated fair value amounts by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and estimation methodologies may have a material effect on the estimated fair values.

11.	Commitments – The Company entered into various property agreements during 2005. These include:

Antelope Ridge Project – On April 26, 2005, the Company entered into a ten year mining lease with an option to purchase this property. The Company must pay annual lease and option payments as follows:

By April 26, 2006: $10,000 plus $10,000 worth of Common Stock

By April 26, 2007: $15,000 plus $15,000 worth of Common Stock

On each subsequent anniversary date: $20,000 and $20,000 worth of Common Stock.

In addition, the Company is required to spend the following amounts on exploration and maintenance of the property as follows:

By April 26, 2006: $ 20,000

By April 26, 2007: $100,000

By April 26, 2008: $100,000

The Company may purchase this property for $1,000,000, subject to a 3% net smelter returns royalty on production from the property. The purchase option must be exercised prior to the commencement of production from the property. The Company has the right to terminate this agreement on 60 days notice to the lessor.

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Commitments – continued

Bullion Mountain Project – Effective November 11, 2005, the Company entered into a ten year mining lease with option to purchase. Upon signing the final agreement in 2006, the Company will be required to pay the property owner $7,300. Payments required on each anniversary date are as follows:

2006:	$ 5,000
2007:	$10,000
2008 and thereafter:	$15,000

In addition, the Company is required to spend the following amounts on exploration and maintenance of the property:

By November 11, 2006: $ 20,000
By November 11, 2007: $ 50,000

The Company has the option to purchase this property at any time for $500,000, which must be exercised before production can commence. All lease, work requirement and property maintenance payments made up to this point would be deducted from this price. Also, upon exercise of the purchase option, the Company would be required to pay a 3% net smelter returns royalty on production from the property. The Company has the right to terminate this agreement at any time by giving 60 days prior written notice.

Dome-Hi-Ho Project – On April 26, 2005, the Company entered into a five year exploration agreement with an option to enter into a joint venture agreement. The agreement requires the Company to complete $180,000 in drilling and exploration expenditures by March 1, 2006. The Company may then terminate the agreement upon 60 days written notice to the owner. It must elect by April 13, 2006, to exercise the underlying option on 20 of the claims by paying $200,000. Subsequent annual exploration and development requirements will be:

By March 1, 2007: $180,000

By March 1, 2008: $400,000

By March 1, 2009: $500,000

By March 1, 2010: $540,000

In addition, the Company will be required to pay the property owner the following amounts:

By March 1, 2006: $ 10,000

By March 1, 2007: $ 10,000

By March 1, 2008: $ 10,000

By March 1, 2009: $ 10,000

Upon performance of the above requirements, the Company will be granted a 51% interest in the property. In addition, the Company is obligated to pay the underlying claims maintenance and property holding costs as well as annual rental payments under a preexisting lease agreement with a third party. The term of this lease is twenty years, beginning July 21, 2003. The Company will therefore be required to pay the following lease amounts:

2006	$ 6,667
2007	$ 8,333

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Commitments – continued

After the 2007 anniversary date, the annual rental amount will be increased based on the Consumer Price Index. Also, the Company would be required to pay royalties based on a graduated scale, ranging from 3.0% to 4.0% should production occur on the property.

Trinity Silver Project - The Company entered into this agreement in September 2005. In order to earn an initial 25% interest in the property, the Company must spend a total of $1,000,000 on or for the benefit of the property prior to September 2008. $75,000 of this must be spent within the first year of the agreement and not less than $125,000 during the second year. In order to earn an additional 26% interest in the property, the Company must spend an additional $1,000,000 prior to September 2010. This would bring the Company’s total interest to 51%. In order to earn an additional 9% interest in the property (for a total of 60%), the Company must spend an additional $2,000,000 prior to September 2013. The Company may terminate this agreement at any time upon 30 days written notice, whereupon the Company would have no further obligations or liabilities under this agreement except for certain fees.

12.

Restatement of Consolidated Financial Statements – As a result of analyses performed after the audited financial statements were issued, errors in prepaid expenses, accrued liabilities, other liabilities and exploration costs were discovered, affecting 2004 and 2005. As a result, insurance expense was overstated for the year ended December 31, 2004 and accrued expenses were overstated and prepaid expenses and other liabilities were understated at December 31, 2004. The errors also caused an understatement of prepaid expenses, other liabilities, and beginning retained earnings and an overstatement of accrued expenses at December 31, 2005.  The errors also caused an overstatement of exploration projects as of December 31, 2005, and an understatement of geological and geophysical costs for the year ended December 31, 2005.  The financial statements have been restated to reflect these adjustments. The effect of the restatement on results of operations and financial position as of and for the year ended December 31, 2004 and 2005 are as follows:

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Restatement of Consolidated Financial Statements – Continued

	As Previously		As
	Reported	Correction	Restated

As of and for the year ended December 31, 2004:
General and administrative	$ 53,034	$ (18,564)	$ 34,470
Net loss	(181,003)	18,564	(162,439)
Loss per share - basic	(0.005)	0.001	(0.004)
Loss per share - diluted	(0.004)	-	(0.004)

Prepaid expenses and other	3,238	17,675	20,913
Accrued expenses	29,224	(10,456)	18,768
Other liabilities	-	9,567	9,567
Deficit accumulated during exploration stage	(564,658)	18,564	(546,094)

As of and for the year ended December 31, 2005:
General and administrative	$ 83,636	$ (1,332)	$ 82,304
Geological and geophysical costs	55,418	158,639	214,057
Net loss	(305,582)	(157,307)	(462,889)
Loss per share - basic	(0.008)	(0.004)	(0.012)
Loss per share - diluted	(0.008)	(0.004)	(0.012)

Prepaid expenses and other	2,000	18,559	20,559
Exploration projects	234,139	(158,639)	75,500
Accrued expenses	54,985	(11,146)	43,839
Other liabilities	-	9,809	9,809
Deficit accumulated during exploration stage	(870,240)	(138,743)	(1,008,983)

On the consolidated statements of cash flows:

For the year ended December 31, 2004:
Net loss	$ (181,003)	$ 18,564	$ (162,439)
Changes in prepaid expenses and other	(289)	(17,675)	(17,964)
Changes in accounts payable and accrued expenses	6,270	(10,456)	(4,186)
Changes in other liabilities	-	9,567	9,567

For the year ended December 31, 2005:
Net loss	$ (305,582)	$ (157,307)	$ (462,889)
Changes in prepaid expenses and other	1,238	(884)	354
Changes in accounts payable and accrued expenses	160,155	(690)	159,465
Changes in other liabilities	-	242	242
Payments made on exploration projects	(209,639)	158,639	(51,000)

F-53

PIEDMONT MINING COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Subsequent Events –

•

On February 8, 2006, the Company issued five year options to its President and Vice President of Exploration, allowing them to purchase 500,000 and 700,000 shares, respectively, of common stock at $.23 per share.

•	As discussed in Note 4, one convertible note remained unconverted at December 31, 2005. This note was repaid in full, during February 2006.

•

During February, March, and April of 2006, the Company sold 8,259,999 shares of common stock for $1,194,750. Accompanying these shares were 5,243,333 warrants to purchase common stock. These warrants have varying exercise prices and expiration dates. No expiration date is later than April 2008. In addition, the Company issued 603,333 warrants and paid $50,400 as commission to the agent who brokered some of the April stock sales.

•

Pasco Canyon Gold Project – The Company entered into an exploration and option agreement on February 14, 2006. Upon signing of the agreement, the Company paid the property owner $10,000. The Company will be required to spend the following amounts on work and exploration of the property:

2006:	$ 50,000
2007:	$100,000
2008:	$200,000
2009:	$200,000
2010:	$450,000

Upon completion of the work expenditure requirements above, the Company will have earned a 60% interest in the property, subject to a 1% net smelter returns royalty on any production from the property. The Company may terminate this agreement upon 30 days written notice to the owner, except that the 2006 work expenditure requirement must be fulfilled before termination can occur.

F-54